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Exhibit 99.1

GreenPoint Financial Corp. and Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2003, 2002 and 2001

GreenPoint Financial Corp. and Subsidiaries

GreenPoint Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

	December 31,
	2003	2002
	(In millions, except share amounts)
Assets:
Cash and due from banks	$268	$277
Money market investments:
Interest-bearing deposits in other banks	3	21
Federal funds sold and securities purchased under agreements to resell	64	71

Total cash and cash equivalents	335	369

Securities:
Securities available for sale	2,785	2,006
Securities available for sale—pledged to creditors	3,469	2,087
Retained interests in securitizations	49	108
Federal Home Loan Bank of New York stock	170	300
Securities held to maturity (fair value of $6 and $3, respectively)	6	3

Total securities	6,479	4,504

Loans receivable held for sale	4,764	5,595
Loans receivable held for investment (net of allowance for loan losses of $78)	9,885	9,901
Other interest-earning assets	142	141
Accrued interest receivable	81	87
Banking premises and equipment, net	183	168
Servicing assets	183	117
Goodwill (net of accumulated amortization and impairment of $788)	395	395
Other assets	538	537

Total assets	$22,985	$21,814

Liabilities and Stockholders' Equity:
Liabilities:
Deposits:
N.O.W. and checking	$2,983	$1,877
Savings	1,514	1,323
Variable rate savings	2,146	2,296
Money market	1,388	948

Total core deposits	8,031	6,444

Wholesale money market deposits	205	43
Term certificates of deposit	4,310	5,309

Total deposits	12,546	11,796

Borrowings:
Securities sold under agreements to repurchase	3,327	2,000
Other short-term borrowings	1,062	285
Federal Home Loan Bank advances	2,800	4,600
Senior notes	353	—
Subordinated bank notes	150	150
Other long term debt	200	200

Total borrowings	7,892	7,235

Mortgagors' escrow	55	68
Liability under recourse exposure	226	301
Other liabilities	427	490

Total liabilities	21,146	19,890

Commitments and contingencies (Note 16)
Stockholders' Equity:
Preferred stock ($0.01 par value; 50,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 220,000,000 shares authorized; 165,391,746 shares issued)	2	1
Additional paid-in capital	941	907
Unallocated Employee Stock Ownership Plan (ESOP) shares	(84)	(89)
Retained earnings	1,926	1,563
Accumulated other comprehensive income, net	(30)	24
Treasury stock, at cost (33,494,909 and 20,930,000 shares, respectively)	(916)	(482)

Total stockholders' equity	1,839	1,924

Total liabilities and stockholders' equity	$22,985	$21,814

See accompanying notes to the consolidated financial statements.

GreenPoint Financial Corp. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2003	2002	2001
	(In millions, except per share amounts)
Interest income:
Mortgage loans held for investment	$622	$738	$766
Loans held for sale	291	310	225
Securities	219	236	227
Other	16	22	38

Total interest income	1,148	1,306	1,256

Interest expense:
Deposits	232	288	442
Other borrowed funds	215	228	150
Long-term debt	38	37	42

Total interest expense	485	553	634

Net interest income	663	753	622
(Provision) benefit for loan losses	(4)	(2)	13

Net interest income after (provision) benefit for loan losses	659	751	635

Non-interest income:
Income from fees and commissions:
Loan servicing fees	18	16	4
Banking services fees and commissions	69	56	44
Fees, commissions and other income	14	14	7

Total income from fees and commissions	101	86	55

Net gain on sales of loans	486	376	396
Change in valuation of retained interests	(4)	(9)	—
Net gain on securities	3	9	14

Total non-interest income	586	462	465

Non-interest expense:
General and administrative expenses:
Salaries and benefits	249	206	181
Employee Stock Ownership and stock plans expense	27	26	19
Net expense of premises and equipment	86	72	78
Federal deposit insurance premiums	2	2	2
Other administrative expenses	131	122	109

Total general and administrative expenses	495	428	389

Other real estate owned operating income	(2)	(1)	(2)
Goodwill amortization	—	—	45

Total non-interest expense	493	427	432

Income from continuing operations before income taxes	752	786	668
Income taxes related to earnings from continuing operations	281	288	259

Net income from continuing operations	471	498	409

Discontinued operations:
Net income (loss) from disposal of discontinued business	1	5	(440)
Net loss from operations of discontinued business	—	—	(264)

Net income (loss) from discontinued operations	1	5	(704)

Net income (loss)	$472	$503	$(295)

Basic earnings per share:
Net income from continuing operations	$3.86	$3.78	$3.07
Net income (loss) from discontinued operations	$—	$0.03	$(5.28)

Net income (loss)	$3.86	$3.81	$(2.21)

Diluted earnings per share:
Net income from continuing operations	$3.78	$3.69	$3.00
Net income (loss) from discontinued operations	$0.01	$0.03	$(5.16)

Net income (loss)	$3.79	$3.72	$(2.16)

Dividends declared per share	$0.90	$0.67	$0.67

See accompanying notes to the consolidated financial statements.

GreenPoint Financial Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Net income (loss)	$472	$503	$(295)
Other comprehensive income, before tax:
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains arising during period	(92)	32	4
Less: reclassification adjustment for gains included in net income	(3)	(9)	(14)

Other comprehensive income (loss), before tax	(95)	23	(10)
Income tax (expense) benefit related to items of other comprehensive income	41	(10)	4

Other comprehensive income (loss), net of tax	(54)	13	(6)

Total comprehensive income (loss), net of tax	$418	$516	$(301)

See accompanying notes to the consolidated financial statements.

GreenPoint Financial Corp. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Common stock
Balance at beginning of year	$1	$1	$1
Three-for-two stock split	1	—	—

Balance at end of year	2	1	1

Additional paid-in capital
Balance at beginning of year	907	877	863
Issuance of common stock for three-for-two stock split	(1)	—	—
Reissuance of treasury stock	—	(9)	(15)
Amortization of ESOP shares committed to be released	26	24	17
Amortization of stock plans shares	1	1	1
Tax benefit for vested stock plans shares	8	14	11

Balance at end of year	941	907	877

Unallocated ESOP shares
Balance at beginning of year	(89)	(95)	(100)
Amortization of ESOP shares committed to be released	5	6	5

Balance at end of year	(84)	(89)	(95)

Unearned stock plans shares
Balance at beginning of year	—	(1)	(2)
Amortization of stock plans shares	—	1	1

Balance at end of year	—	—	(1)

Retained earnings
Balance at beginning of year	1,563	1,148	1,532
Net income (loss)	472	503	(295)
Dividends paid	(109)	(88)	(89)

Balance at end of year	1,926	1,563	1,148

Accumulated other comprehensive income, net
Balance at beginning of year	24	11	17
Net change in accumulated other comprehensive income, net	(54)	13	(6)

Balance at end of year	(30)	24	11

Treasury stock
Balance at beginning of year	(482)	(285)	(261)
Reissuance of treasury stock	38	54	46
Purchase of treasury stock	(472)	(251)	(70)

Balance at end of year	(916)	(482)	(285)

Total stockholders' equity	$1,839	$1,924	$1,656

See accompanying notes to the consolidated financial statements.

GreenPoint Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Cash flows from operating activities:
Net income (loss)	$472	$503	$(295)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net premium amortization on mortgage loans	43	20	8
Net premium amortization on securities	39	14	(4)
Provision for loan losses	4	2	109
Depreciation and amortization	37	33	113
Gain on sale of loans	(486)	(376)	(396)
Gain on sale of securities	(3)	(9)	(14)
Goodwill impairment	—	—	390
ESOP and stock plans expense	32	31	24
Capitalization of servicing assets	(149)	(60)	(63)
Amortization and impairment of servicing assets	64	66	137
(Increase) decrease in assets associated with operating activities
Loans receivable held for sale:
Loan originations	(38,867)	(33,206)	(27,204)
Proceeds from loan sales	39,647	32,431	24,815
Other	537	501	(179)
Retained interests in securitizations	56	17	23
Accrued interest receivable	6	13	(13)
Other assets	62	(64)	(230)
Increase (decrease) in liabilities associated with operating activities
Liabilities under recourse exposure	(75)	(167)	337
Other liabilities	(55)	42	62
Other, net	(17)	(19)	(123)

Net cash provided by (used in) operating activities	1,347	(228)	(2,503)

Cash flows from investing activities:
Net change in loans receivable held for investment	(76)	12	(1,419)
Purchases of premises and equipment	(52)	(52)	(52)
Available for sale securities:
Proceeds from maturities	156	2,030	195
Proceeds from sales	2,266	1,906	2,695
Purchase of securities	(8,329)	(7,477)	(4,848)
Principal repayments	3,618	2,684	1,691
Federal Home Loan Bank Stock—redemptions (purchases)	130	(67)	(136)
Other, net	58	31	26

Net cash used in investing activities	(2,229)	(933)	(1,848)

Cash flows from financing activities:
Net change in:
Domestic deposits	750	1,090	(470)
Mortgagors' escrow deposits	(13)	(13)	(10)
Proceeds from securities sold under agreements to repurchase and other borrowings	132,983	151,741	110,156
Repayments of securities sold under agreements to repurchase and Other borrowings	(130,879)	(152,017)	(107,949)
Proceeds from advances from Federal Home Loan Bank	238,610	296,225	133,385
Repayments of advances from Federal Home Loan Bank	(240,410)	(295,425)	(130,585)
Proceeds from issuance of senior notes	350	—	—
Cash dividends paid	(109)	(88)	(89)
Treasury stock purchased	(472)	(251)	(71)
Exercise of stock options	38	45	33
Retirement of long term debt	—	(134)	(3)

Net cash provided by financing activities	848	1,173	4,397

Net (decrease) increase in cash and cash equivalents	(34)	12	46
Cash and cash equivalents beginning of year	369	357	311

Cash and cash equivalents end of year	$335	$369	$357

Non-cash activities:
Additions to other real estate owned, net	$49	$32	$18

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$274	$251	$74
Interest paid	$502	$580	$678

See accompanying notes to the consolidated financial statements.

GreenPoint Financial Corp. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1    Summary of Significant Accounting Policies

Nature of Business

        GreenPoint Financial Corp. (the "Corporation", "Company" or "GreenPoint") is a bank holding company organized in 1993 under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended. GreenPoint, a leading national specialty housing finance company with more than $30 billion in loan originations in 2003, has two principal operating businesses. GreenPoint Mortgage ("GPM"), headquartered in Novato, California, originates a wide variety of exclusively "A" quality loans. This includes agency qualifying loans and Jumbo "A" loans, and GreenPoint's specialty Alternative A ("Alt A") mortgages. GreenPoint Bank ("Bank"), a New York State chartered savings bank, is the second largest thrift depository in the Greater New York area with $12 billion in deposits in 90 branches serving more than 450,000 households.

Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. When necessary, certain reclassifications of prior year financial statement amounts have been made to conform to the current year presentation.

        Effective in the fourth quarter of 2003, the company adopted Financial Interpretation No. 46, "Consolidation of Variable Interest Entities", ("FIN 46"). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The Company had variable interests in various qualified special purposes entities ("QSPE"), which are exempt from the provisions of FIN 46. The Company reports the rights and obligations related to these QSPEs according to the requirements of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

        The Company adopted a plan to exit the manufactured housing lending business in December 2001. Current and comparative prior period consolidated statements of operations present the results of continuing operations and discontinued operations separately.

Use of Estimates

        The preparation of the Consolidated Financial Statements under U.S. Generally Accepted Accounting Principals ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities and disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements. Actual results could differ from those estimates.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

        The Company enters into purchases of securities under agreements to resell ("reverse repurchase agreements") and sales of securities under agreements to repurchase substantially identical securities ("repurchase agreements"). Since these transactions represent collateralized financings, the amounts advanced under reverse repurchase agreements and the amounts borrowed under repurchase agreements are carried on the balance sheet at the amount advanced or borrowed, respectively, plus accrued interest. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements are reported as interest income and interest expense, respectively.

Securities Held to Maturity and Securities Available for Sale

        Securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost.

        Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders' equity. If the unrealized loss of a security held to maturity or available for sale is determined to be an other-than-temporary decline in fair value, a reduction in the cost basis of that security to fair value is recognized in the Consolidated Statement of Operations as a loss from securities.

        Amortization of premiums and accretion of discounts are reported in interest income, using a method which results in a level yield over the estimated life of the security.

        Gains and losses on the sale of securities are determined using the specific identification method and are recorded on the settlement date.

Loans Receivable Held for Investment

        Loans receivable held for investment are stated at the aggregate of their remaining unpaid principal balances, less any related charge-offs, net deferred loan origination costs and the allowance for loan losses.

        Interest income on loans receivable is recognized on an accrual basis except when a loan has been past due 90 days or upon determination that collection is doubtful. When a loan is placed on non-accrual status, all accrued but unpaid interest receivable is reversed and charged against current interest income. Thereafter, interest income on non-accrual loans is recorded only when received in cash. A loan is returned to accrual status when the principal and interest are no longer past due and the borrower's ability to make periodic principal and interest payments is reasonably assured.

        Loan fees and certain direct loan origination costs are deferred. Net deferred loan origination costs are amortized into interest income over the contractual life of the loan.

Allowance for Loan Losses

        The allowance for loan losses is intended to cover probable losses inherent in the loans receivable held for investment portfolio. Additions to the allowance are made by means of the provision for loan losses. Credit losses are deducted from the allowance and subsequent recoveries are added.

        GreenPoint calculates its allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" ("SFAS 5"). This accounting standard is used to determine the allowance associated with large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. GreenPoint considers all of its loans held for investment to be smaller-balance homogeneous loans. SFAS 5 requires the accrual of a loss when it is probable that an asset has been impaired and the amount of the loss can be reasonably estimated. The allowance for loan losses represents management's estimate of probable but unconfirmed asset impairment in the loans held for investment portfolio as of the date of the financial statements.

        Prior to each quarter end, Management completes an analysis of the adequacy of the allowance for loan losses. Given that the allowance primarily covers a homogeneous pool of loans, the determination of the allowance is conducted at an aggregate or pooled level. This analysis stratifies GreenPoint's mortgage loans held for investment into three categories: first mortgages, second mortgages and home equity loans. The first mortgage and second mortgage categories are further stratified into one-to-four family, multi-family and commercial loan strata and then again by delinquency status.

        For each stratum, GreenPoint determines a historical loss percentage based on the percentage of loans it expects to default and the loss expected as a result of that default. For both of these variables, a default is determined to occur when the borrower cannot pay under the terms of the loan agreement and the loan is satisfied through some other means (often the repossession and sale of the collateral). Each variable is based on recent trends and is continuously evaluated by management. The resulting historical loss percentage is then multiplied by the principal balance and the product becomes the allocated reserve for that stratum.

        Due to inherent limitations in using modeling techniques, uncertainties in projected losses and assessment of changes in the macro-economic environment, GreenPoint also maintains an unallocated allowance. This portion of the allowance also addresses short-term changes in the portfolio's historical real estate owned performance, delinquency trends, loan products, national real estate values and portfolio growth. At the end of each quarter, management determines the adequacy of the unallocated reserve to address these risks.

Loans Receivable Held for Sale

        Loans receivable held for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are provided for in a valuation allowance created through charges to income. Transfers from loans held for investment to loans held for sale are recorded at the lower of cost or estimated fair value in the aggregate. Unamortized net deferred loan origination costs are recognized as a component of gain on sale of loans.

Goodwill

        Goodwill represents the excess of cost over fair value of assets of businesses acquired. The goodwill reported on the Consolidated Statements of Financial Condition arose from the 1995 acquisition of the New York branches of Home Savings of America. In December 2001, GreenPoint formally adopted a plan to discontinue the manufactured housing lending business. As a result of this decision, management determined that the goodwill relating to the 1998 acquisition of the manufactured housing finance business of BankAmerica Housing Services ("BAHS") was impaired and the remaining carrying value was written-off.

        In accordance with the adoption on January 1, 2002 of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), GreenPoint ceased the amortization of goodwill. Since that date, the Company is required to test goodwill annually for impairment. The test allocates goodwill to the Company's reporting units and compares the fair value of a reporting unit with its carrying amount, which includes goodwill. An impairment does not exist if the fair value of a reporting unit exceeds its carrying amount.

        The goodwill shown on the Consolidated Statements of Financial Condition is attributable to the retail-banking segment and is carried at its January 1, 2002 book value of $395 million. Based on GreenPoint's testing of the retail-banking segment, no goodwill impairment was recognized in either 2003 or 2002.

Other Real Estate Owned

        Other real estate owned ("ORE") consists of real estate acquired through foreclosure or deed in lieu of foreclosure. Upon foreclosure, ORE is recorded at the lower of cost or estimated fair value of the underlying collateral. For loans receivable held for investment, any valuation write downs made at or shortly after the acquisition date are charged against the Company's allowance for loan losses.

        Subsequent declines in the estimated fair value, net operating results, and gains and losses on the disposition of the related properties are charged against the Company's operating results as incurred.

Derivative Financial Instruments

        Derivative financial instruments are recognized in the statements of financial condition in either "other assets" or "other liabilities" at fair value. The accounting for changes in the fair value of derivatives depends on whether the derivative is designated and qualifies for hedge accounting. Certain hedging relationships that have qualified for hedge accounting have been designated as fair value hedges. In fair value hedge accounting, the change in fair value of the hedging instruments and the change in fair value of the hedged item attributed to the hedged risk are recognized currently in earnings. The amount of hedge ineffectiveness recognized in earnings is based on the extent to which an exact offset is not achieved.

        In order to qualify for fair value hedge accounting, GreenPoint must identify, at the inception of the hedge, the item hedged, the nature of the risk being hedged, the derivative used and how the hedging instrument's effectiveness will be assessed. GreenPoint designates certain fixed rate mortgage loans held for sale as hedged items in fair value hedges. The risk being hedged on these loans is the change in fair value attributable to changes in market interest rates. GreenPoint designates interest rate swaps, futures contracts and forward delivery commitments as the hedging instruments used in the fair value hedges. Previous retrospective assessments of hedge effectiveness have established an expectation that the results of the derivative hedging instruments will substantially offset the effects of changes in the fair value of the hedged item on a prospective basis. If a subsequent retrospective assessment determines that the hedge was not highly effective, GreenPoint will discontinue hedge accounting prospectively. GreenPoint will re-establish the prospective expectation of correlation if the hedge is determined to be highly effective.

        The Company accounts for certain fair value hedges under the short cut method of accounting for derivatives. The short cut method assumes no ineffectiveness between an interest-bearing financial instrument and an interest rate swap. Changes in the fair value of the interest rate swap are recorded as changes in value of the swap and hedged financial instrument.

        Certain derivative financial instruments, such as interest rate lock commitments, do not qualify for hedge accounting. The company records these derivatives at fair value with changes in fair value recognized through earnings. During the accumulation of interest rate lock commitments with borrowers, the Company is exposed to interest rate risk. If the market interest rates required by investors are higher than management's assumptions, the prices paid by investors and the resultant gain on sale of loans will be lower than otherwise estimated. In order to mitigate this interest rate risk, GreenPoint enters into forward delivery commitments and forward sales contracts. The amount and duration of these derivative instruments are selected in order to have the changes in fair value correlate closely with the changes in fair value of GreenPoint's interest rate lock commitments. The Company's interest rate lock commitments and the forward delivery commitments and forward sales contracts, used to offset changes in the value of the interest rate lock commitments, are accounted for as derivative financial instruments and are recognized as either assets of liabilities at fair value.

Banking Premises and Equipment

        Buildings, equipment, improvements and furniture and fixtures are carried at cost, less accumulated depreciation and amortization. Equipment and furniture and fixtures are depreciated over their estimated useful lives using the straight-line method (3 to 10 years). Buildings and leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of related leases.

Stock-Based Compensation Plans

        Deferred compensation for stock award plans are recorded as a reduction of stockholders' equity and are calculated as the cost of the shares purchased by the Bank and contributed to the plan. Compensation expense is recognized over the vesting period of actual stock awards based upon the fair value of shares at the award date.

        Compensation expense for the Employee Stock Ownership Plan and Trust ("ESOP") is recognized for the number of shares allocated to ESOP participants, as they are committed to be released. The difference between the fair value of the shares allocated and the cost of the shares to the ESOP is charged or credited to additional paid-in capital.

        The Company adopted the disclosure approach under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". Under these standards the Company discloses in the notes to the financial statements the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company continues to apply Accounting Principal Board Statement No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its plans. Under APB 25, the Company has not recognized any costs related to its stock option plans since the options granted under these plans have an exercise price equal to the market value of the Company's common stock on the grant date.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation.

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Net income as reported:	$472	$503	$(295)
Deduct: Total stock-based employee compensation expense determined under fair value based method net of related tax effects	(10)	(9)	(7)

Pro forma net income	$462	$494	$(302)

Earnings per share:
Basic—as reported	$3.86	$3.81	$(2.21)
Basic—pro forma	$3.78	$3.75	$(2.26)
Diluted—as reported	$3.79	$3.72	$(2.16)
Diluted—pro forma	$3.71	$3.66	$(2.21)

Accounting for Loan Sales

        GreenPoint primarily sells loans in the whole loan market. Loans sold on a whole loan basis are sold either with GreenPoint releasing or retaining the right to service the loans. When GreenPoint does not retain the servicing rights to the loans, the gain or loss on the sale is equal to the difference between the proceeds received and the book basis of the loans sold. If the loans are sold with GreenPoint retaining the servicing rights, the gain or loss depends in part on the fair value attributed to the servicing rights.

        In addition to selling through the whole loan market, GreenPoint on occasion securitizes certain mortgage loans.

        The rules governing the accounting for loan securitizations are established in Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This standard establishes the conditions that must be present for treating a transfer of financial assets as a sale and the conditions that must be met to treat the transferor as a Qualifying Special Purpose Entity ("QSPE").

        GreenPoint's securitizations of mortgage loans involve the sale of a pool of loans to a QSPE and securities supported by the cash flow from the transferred loans are sold by the QSPE to third party investors. Funds received from the third-party investors are returned to GreenPoint as payment for the transferred loans. Generally, the Company may retain servicing rights and one or more retained interests. These retained interests include interest-only strips, subordinated certificates, transferor interests, demand notes and certain other credit enhancements.

        For a securitization transaction to be treated as a sale under SFAS 140, the loans transferred by the Company must have been isolated from the seller (even in bankruptcy or receivership), the QSPE must meet the significant limitations on it's activities and the transferor can not maintain effective control of the transferred assets. In order to determine if the loans have been isolated, GreenPoint obtains an opinion of legal counsel. The opinion must state that the transaction is a sale and that the assets transferred would not be consolidated with the transferor's other assets in the event of a bankruptcy or receivership. A QSPE is exempt from being consolidated in the financial statements of a transferor or its affiliates under SFAS 140.

        In calculating the gain or loss on the sale, GreenPoint allocates the cost basis of the loans sold between the assets sold, the retained interests and servicing rights based on their relative fair values at the date of sale. A gain or loss is recognized as the difference between the cash proceeds from the sale and the allocated cost basis of the assets sold. Because market quotes are generally not available for retained interests and servicing assets, the Company generally estimates fair value using modeling techniques based on the assumptions the Company believes market participants would use for similar assets and liabilities.

Representations and Warranties

        In the normal course of business, GreenPoint may be required to repurchase a previously sold mortgage if certain deficiencies exist in the loan documentation. GreenPoint has established a liability for losses it estimates might be incurred ("the representation and warranty liability"). This liability is included in the Consolidated Statements of Financial Condition under other liabilities.

        Additions to the representation and warranty liability are reported as a reduction to gain on sale of loans. Payments made to indemnify an investor for losses and losses that occur after GreenPoint has re-acquired the loan are deducted from the representation and warranty liability.

Retained Interests in Securitizations

        Generally, GreenPoint retains one or more interests in loans sold in a securitization. These interests include interest-only strips, subordinated certificates, transferor interests, demand notes and the recorded liabilities for limited recourse provided on mortgage loans.

        GreenPoint classifies these retained interests in securitizations as available for sale and carries these securities at fair value. To obtain fair values quoted market prices are used if available. Since market quotes are generally not available for retained interests, GreenPoint estimates fair value by using modeling techniques to determine the present value of future cash flows using assumptions of prepayments, defaults, loss severity rates, future interest rates and discount rates. These assumptions are based on GreenPoint's management's best estimates of what market participants would use for similar assets and liabilities.

        Generally, if the fair value of a retained interest declines below its amortized cost basis, the change in valuation is recognized in the consolidated statement of income and is classified as a change in valuation of retained interests. If the fair value of a retained interest increases above its amortized cost basis, the unrealized gain is reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders' equity.

Servicing Assets

        Servicing assets are carried at the lower of cost or fair value and are amortized in proportion to and over the estimated net servicing revenue.

        In determining fair value GreenPoint stratifies its servicing assets based on the risk characteristics of the underlying loan pools. The fair value of servicing assets is determined by calculating the present value of estimated future net servicing cash flows, using assumptions of prepayments, defaults, ancillary income, servicing costs and discount rates that GreenPoint believes market participants would use for similar assets.

        If GreenPoint determines that the impairment for a stratum is temporary, a valuation allowance is recognized through a charge to current earnings for the amount the amortized balance exceeds the current fair value. If the fair value of the stratum were later to increase, the reduction of the valuation allowance may be recorded as an increase to servicing income. However, if GreenPoint determines that an impairment for a stratum is other-than-temporary, the value of the servicing asset and any related valuation allowance is written-down.

Income Taxes

        The Company and its subsidiaries join in the filing of a consolidated tax return for Federal, state and local taxing authorities as required. In addition, certain subsidiaries also file separate domestic tax returns where necessary.

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases ("temporary differences"). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets where realization is not considered "more likely than not." The effect of changes in tax laws or rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

Earnings per Share

        Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration of potential outstanding shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that would occur if stock options or other contracts were exercised and converted into common stock. Common stock equivalents are computed using the treasury stock method. ESOP shares that have been allocated to participants' accounts or are committed to be released for allocation are considered outstanding for EPS calculation.

        On July 8, 2003, GreenPoint approved a three-for-two stock split which was distributed on August 20, 2003 to shareholders of record on August 8, 2003. Accordingly, the stock split required retroactive restatement of all historical per share data.

Statement of Cash Flows

        For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and reverse repurchase agreements, all of which have initial maturities of less than ninety days.

NOTE 2    Restrictions on Cash and Due from Banks

        The Company is required to maintain reserves on deposit with the Federal Reserve Bank of New York. The amount of required reserves on deposit at December 31, 2003 was $39 million. The average amount of those reserve deposits was approximately $45 million for the year ended December 31, 2003.

NOTE 3    Securities

Securities Available for Sale

        The amortized cost and estimated fair value of securities available for sale at December 31, 2003 and 2002 are summarized as follows:

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In millions)
U.S. Government and Federal Agency Obligations:
U.S. Treasury notes/bills	$101	$—	$(4)	$97
Agency notes	240	—	(5)	235
Mortgage-backed securities	581	9	(5)	585
Collateralized mortgage obligations	4,912	8	(44)	4,876
Trust certificates collateralized by GNMA securities	2	—	—	2
Corporate bonds	149	1	(3)	147
Municipal bonds	46	3	—	49
Equity securities	278	2	(17)	263

Total securities available for sale	$6,309	$23	$(78)	$6,254

	December 31, 2002
U.S. Government and Federal Agency Obligations:
U.S. Treasury notes/bills	$6	$—	$—	$6
Agency notes	107	—	—	107
Mortgage-backed securities	388	18	—	406
Collateralized mortgage obligations	3,197	29	(7)	3,219
Trust certificates collateralized by GNMA securities	4	—	—	4
Corporate bonds	122	—	(4)	118
Municipal bonds	56	4	—	60
Equity securities	177	3	(7)	173

Total securities available for sale	$4,057	$54	$(18)	$4,093

        The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses:

	At December 31,
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In millions)
U.S. Government and Federal Agency Obligations:
U.S. Treasury notes/bills	$97	$4	$—	$—	$97	$4
Agency notes	235	5	—	—	235	5
Mortgage-backed securities	585	5	—	—	585	5
Collateralized mortgage obligations	4,792	43	84	1	4,876	44
Trust certificates collateralized by GNMA securities	2	—	—	—	2	—
Corporate bonds	74	1	73	2	147	3
Municipal securities	—	—	49	—	49	—
Equity securities	174	10	89	7	263	17

Total	$5,959	$68	$295	$10	$6,254	$78

        The unrealized losses in the portfolio resulted from changes in market interest rates and not from a deterioration in the creditworthiness of the issuer. At December 31, 2003 there were 190 positions in the portfolio with an unrealized loss.

        During the year ended December 31, 2003, 2002 and 2001 the company sold available for sale securities aggregating $2.2 billion, $1.9 billion and $2.6 billion, respectively. Gross realized investment gains were $18 million in 2003, $9 million in 2002 and $16 million in 2001. Gross realized investment losses were $15 million in 2003, $1 million in 2002 and $2 million in 2001.

        Mortgage-backed securities and collateralized mortgage obligations, most of which have contractual maturities of more then 10 years, are subject to principal amortization and estimated prepayments which shorten the average life to an estimated 3.7 years. The amortized cost and the estimated fair value of securities at December 31, 2003 by contractual maturity are summarized below:

	December 31, 2003
	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In millions)
Due in one year or less	$—	$—	$3	$3
Due after one year through five years	143	143	1	1
Due after five years through ten years	312	309	—	—
Due after ten years	5,854	5,802	2	2

Total securities	$6,309	$6,254	$6	$6

        The Company lends portions of its investment in US government and agency securities to pre-authorized securities dealers in return for a securities lending fee. These loaned securities are collateralized at 102% of their fair value with government and/or agency securities. At December 31, 2003 and 2002, there were no securities on loan to securities dealers. The maximum amount of securities loaned on any day during the years ended December 31, 2003 and 2002 was $48 million and $25 million, respectively.

        Securities pledged to creditors pursuant to repurchase agreements which can be sold or repledged are separately disclosed in the Consolidated Statements of Financial Condition. Additionally, securities pledged pursuant to the Company's obligations under loan sale and securitization transactions and for other purposes at December 31, 2003 and 2002 totaled $287 million and $228 million, respectively.

NOTE 4    Loans Receivable

        The Company's loans receivable held for sale balances are summarized as follows:

	December 31,
	2003	2002
	(In millions)
Conventional first mortgage loans:
Residential one- to four-family	$4,036	$5,062
Commercial property	93	78
Second mortgage and home equity loans	589	404
Other	1	1

Total loans receivable held for sale	$4,719	$5,545
Net deferred loan origination costs	45	50

Loans receivable held for sale, net	$4,764	$5,595

        The Company's loans receivable held for investment balances are summarized as follows:

	December 31,
	2003	2002
	(In millions)
Conventional first mortgage loans:
Residential one- to four-family	$8,289	$8,666
Residential multi-family	217	319
Commercial property	1,029	620
Second mortgage and home equity loans	301	267
Manufactured housing loans	55	48
Other	25	21

Total loans receivable held for investment	9,916	9,941
Net deferred loan origination costs	47	38
Allowance for loan losses	(78)	(78)

Loans receivable held for investment, net	$9,885	$9,901

Non-Accrual and Past Due Loans

        The outstanding balances of non-accrual loans and loans past due 90 days or more and still accruing as of December 31, 2003 and 2002 are as follows:

	December 31,
	2003		2002
	Non- Accrual	Past Due	Non- Accrual	Past Due
	(In millions)
Non-accruing loans receivable held for investment:
Mortgage loans secured by:
Residential one- to four-family	$133	$—	$142	$—
Residential multi-family	8	—	7	—
Commercial property	17	—	11	—
Other loans	5	3	5	2

Total non-accruing loans receivable held for investment	163	3	165	2
Non-accruing loans receivable held for sale	103	—	66	—

Total non-accruing loans receivable(1)	$266	$3	$231	$2

(1)
Includes $6 million and $5 million of non-accrual mortgage loans under 90 days past due at December 31, 2003 and 2002, respectively.

        The effect of non-accrual loans on interest income is as follows:

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Interest income:
As originally contracted	$28	$24	$23
As recognized	(22)	(21)	(21)

Reduction of interest income	$6	$3	$2

Allowance for Loan Losses

        Activity in the allowance for loan losses is summarized as follows:

	At or for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Balance at beginning of year	$78	$81	$113
Provision (benefit) charged to income:
Continuing	4	2	(13)
Discontinued	—	(1)	122
Charge-offs:
Mortgage	(4)	(2)	(5)
Manufactured Housing	(5)	(2)	(26)
Manufactured Housing—transfer to loans receivable held for sale	—	(3)	(114)
Recoveries:
Mortgage	—	—	—
Manufactured Housing	5	3	4

Balance at end of year	$78	$78	$81

Geographic Concentration

        As of December 31, 2003, 36% and 16% of the Company's mortgage loans held for investment portfolio was collateralized by properties located in New York State and California, respectively. The properties securing the remaining held for investment portfolio are dispersed throughout the country, with no state representing more than 10%.

        As of December 31, 2003, 37% and 13% of the Company's mortgage loans held for sale portfolio was by collateralized properties located in California and New York State, respectively. The properties securing the remaining held for sale portfolio are dispersed throughout the country, with no state representing more than 10%.

NOTE 5    Mortgage Recourse Arrangements, Retained Interests in Securitizations and Servicing Assets

        The following describes the balances associated with recourse arrangements, the balances and activity in the corresponding retained interests, the balances and activity in servicing assets and the economic assumptions used in valuing the retained interests and servicing assets of mortgage loans. The discussion of manufactured housing recourse and servicing assets is discussed in Note 14.

Recourse Arrangements

        GreenPoint sells loans in the secondary market either through whole loan sales or by securitization. Generally the credit risk associated with those loans is transferred to the buyer. GreenPoint retains recourse on such sales. In whole loan sales the recourse is limited to documentation representations and warranties and in securitizations the recourse is limited to the amount of credit enhancement GreenPoint contributes to the particular transaction. The investors and the securitization trusts have no recourse to GreenPoint's other assets for failure of debtors to pay when due except for the limited recourse described herein.

        Typically in securitizations, GreenPoint will provide credit enhancement to the transaction to indemnify losses incurred by the investors. These credit enhancements will be in the form of over-collateralization, excess interest cash flows, subordinated interests or demand notes. GreenPoint retains those interests and, as such, those interests represent the maximum recourse that GreenPoint has on a mortgage securitization. GreenPoint also entered into a whole loan sale where the risk of loss is shared between GreenPoint and the investor.

        The following table shows the principal balances of mortgage loans and amounts of maximum recourse to GreenPoint for securitizations and risk-share sales:

	December 31,
	2003	2002	2001
	(In millions)
Mortgage securitizations:
Principal balance	$458	$829	$1,512
Maximum recourse(1)	48	108	144
Mortgage risk-share sales:
Principal balance	170	323	625
Maximum recourse(2)	166	317	611

(1)
Represents the sum of all mortgage retained interests on the balance sheet.
(2)
The recourse arrangements under the mortgage sale transactions represent a risk sharing arrangement in which GreenPoint has transferred the first 2% of losses to the purchaser. GreenPoint maintains a liability of $1 million to cover expected losses from this arrangement.

        The following table represents quantitative information about delinquencies and net credit losses on loans securitized and loans sold under risk-sharing agreements:

	At and for the Year Ended December 31,
	2003		2002		2001
	Securitized	Sold	Securitized	Sold	Securitized	Sold
	(In millions)
Principal balance of loans	$458	$170	$829	$323	$1,512	$625
Principal balance of loans 90 days or more past due	14	26	21	41	29	43
Net credit losses(1)	9	—	20	—	8	—

(1)
Net credit losses are principal charge-offs, net of recoveries, from sale proceeds.

Balances and Changes in Retained Interests

        The assets recognized as retained interests in mortgage securitizations include interest-only strips, transferor interests and subordinated certificates. These retained interests represent the maximum amount of loss GreenPoint can incur in its mortgage securitizations. The activity in retained interests in mortgage securitizations is summarized as follows:

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Retained Interests in Securitizations:
Balance at beginning of year	$104	$130	$113
Additions from securitizations	9	9	33
Interest and other income	10	16	24
Cash received	(26)	(35)	(42)
Cleanup call exercise	(42)	—	—
Change in unrealized gain	(2)	(7)	2
Change in subordinated certificates	(1)	—	—
Change in valuation of retained interests	(4)	(9)	—

Balance at end of year	$48	$104	$130

        On a quarterly basis, GreenPoint reviews retained interests for impairment based on management's best estimate of the fair value of future cash flows associated with the retained interests. During the year ended December 31, 2003, GreenPoint recorded a $4 million charge to adjust its mortgage retained interests. The charge primarily relates to higher expected prepayment rates.

Valuation Assumptions

        The key economic assumptions used in estimating the fair value of mortgage retained interests capitalized during the year ending 2003, and the assumptions used in estimating the fair value of the entire portfolio of mortgage retained interests at December 31, 2003, 2002 and 2001 were as follows:

	Capitalized During Year	Estimate of Fair Value at December 31,
	2003	2003	2002	2001
Weighted average life (in years)	1.2	0.7	0.9	1.1
Weighted average prepayment rate	53.4%	59.7%	52.6%	49.1%
Weighted average loss rate	1.25%	3.2%	3.3%	1.2%
Cumulative loss(1)	1.5%	2.2%	3.0%	1.3%
Asset cash flows discounted at	7.3%	8.0%	9.3%	12.4%

(1)
Remaining net losses divided by outstanding principal balance.

        The key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

	December 31,
	2003	2002	2001
Fair value of retained interests in securitizations	$48	$104	$130
Weighted average prepayment rate(1)
Impact on fair value of 10% adverse change	$1	$2	$5
Impact on fair value of 20% adverse change	$1	$4	$9
Weighted average loss rate
Impact on fair value of 10% adverse change	$1	$2	$2
Impact on fair value of 20% adverse change	$2	$3	$4
Asset cash flows discount rate
Impact on fair value of 10% adverse change	$—	$1	$1
Impact on fair value of 20% adverse change	$—	$1	$3

(1)
Excludes weighted average loss rate.

        These sensitivities are hypothetical and should be used with caution. The changes in fair value based on a variation in assumptions may not be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

        A majority of GreenPoint's loan sales are done as whole loan sales. GreenPoint makes certain representations and warranties, which permit the investor to return the mortgage loan to the originator if deficiencies exist in the loan documentation. This is a common practice in the mortgage secondary markets. GreenPoint maintains a liability for such potential indemnifications and repurchases. The following table summarizes the activity in that reserve and the amount of losses ultimately incurred by GreenPoint on such repurchases:

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Balance at beginning of period	$32	$19	$7
Provision charged to income(1)	55	32	19
Losses	(26)	(19)	(7)

Balance at end of period	$61	$32	$19

(1)
The provision charged to income is reported as a reduction to gain on sale of loans.

Servicing Assets

        On a quarterly basis, GreenPoint reviews capitalized servicing rights for impairment. This review is performed based on risk strata, which are determined on a disaggregated basis given the predominant risk characteristics of the underlying loans. For mortgage loans, the predominant risk characteristics are loan type and interest rate. The asset pools underlying certain mortgage servicing assets at times do not meet agreed-upon servicing covenants. Management evaluates the impact of these covenants on the value of the servicing assets and incorporates the assessment in their quarterly impairment review.

        The activity in servicing assets is summarized as follows:

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Servicing assets:
Balance at beginning of year	$112	$86	$60
Additions	150	64	70
Sales	(20)	(8)	(18)
Amortization	(39)	(30)	(26)

Balance at end of year	203	112	86

Reserve for impairment of servicing assets:
Balance at beginning of year	(27)	(23)	(5)
Additions	—	(4)	(18)

Balance at end of year	(27)	(27)	(23)

Servicing assets, net	$176	$85	$63

        The estimated fair values of mortgage servicing assets were $177 million, $90 million and $66 million at December 31, 2003, 2002 and 2001, respectively.

        Servicer advances receivable totaled $79 million, $48 million and $22 million at December 31, 2003, 2002 and 2001, respectively.

        The significant assumptions used in estimating the fair value of the servicing assets at December 31, 2003, 2002 and 2001 were as follows:

	December 31,
	2003	2002	2001
Weighted average prepayment rate (includes default rate)	30.5%	25.4%	31.4%
Weighted average life (in years)	4.2	4.6	3.1
Cash flows discounted at	10.3%	10.2%	10.0%

        At December 31, 2003, the sensitivities to immediate 10 percent and 20 percent adverse changes in weighted average prepayment rates were $10 million and $18 million, respectively, for mortgage servicing assets.

Securitization Trust Cash Flows

        GreenPoint's mortgage securitizations utilize trusts that engage in the business of holding loans, issuing certificates and making payments on certificates. The following table summarizes certain cash flows received from securitization trusts:

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Proceeds from new securitizations	$290	$—	$652
Servicing fees received	3	6	9

NOTE 6    Other Real Estate Owned

        Other real estate owned ("ORE") consists of real estate acquired through foreclosure or deed in lieu of foreclosure. The following is a summary of ORE owned by the Company:

	December 31,
	2003	2002
	(In millions)
Residential one-to four-family	$26	$19
Allowance for declines in value	(1)	—

Other real estate owned, net	$25	$19

        The following is a summary of ORE operating income activity:

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Operating expense, net of rental and other income	$2	$2	$2
Net (gain) on sales of ORE properties	(4)	(3)	(4)

Net ORE operating (income)	$(2)	$(1)	$(2)

        During the years ended December 31, 2003, 2002 and 2001, the Company acquired through foreclosure or deed in lieu of foreclosure, loans with book values of $53 million, $34 million and $21 million, respectively. Charges to the allowance for loan losses, reducing the carrying value of ORE properties to their estimated fair values, amounted to $3 million, $1 million and $2 million during the years ended December 31, 2003, 2002 and 2001, respectively. Sales of ORE properties during these respective periods totaled $44 million, $26 million and $20 million.

NOTE 7    Deposits

        The contractual maturities of term certificates of deposit are summarized as follows:

	December 31,
	2003		2002
	Amount	Percentage of Term Deposits	Amount	Percentage of Term Deposits
	(In millions)
Due within six months	$1,815	42%	$1,665	32%
Due within six to twelve months	1,013	24	1,185	22
Due within one to two years	886	21	1,566	30
Due within two to three years	85	2	470	9
Due within three to four years	384	9	23	—
Due within four to five years	106	2	386	7
Due beyond five years	21	—	14	—

Total	$4,310	100%	$5,309	100%

        Included in term certificates of deposit are certificates in denominations of $100,000 or more at December 31, 2003 and 2002, aggregating $957 million and $1.3 billion, respectively.

        Interest expense on deposits is summarized as follows:

	Year Ended December 31
	2003	2002	2001
	(In millions)
Account type:
N.O.W.	$35	$17	$3
Savings	10	17	24
Variable rate savings	26	41	55
Money market	19	18	23
Wholesale money market deposits	2	1	2
Term certificates of deposit	140	194	335

Total(1)	$232	$288	$442

(1)
Excludes mortgagors' escrow deposits.

        Included in NOW and checking deposits are non-interest bearing checking deposits of $443 million and $343 million at December 31, 2003 and 2002, respectively.

NOTE 8    Securities Sold Under Agreements to Repurchase, Federal Home Loan Bank Advances and Other Short-Term Borrowing

        Securities sold under agreements to repurchase and Federal Home Loan Bank ("FHLB") advances are summarized, as follows:

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Securities sold under agreements to repurchase:
Balance at December 31	$3,327	$2,000	$1,600
Highest balance at any month end	$3,327	$2,660	$1,913
Average balance for the year	$2,420	$2,217	$1,236
Average interest rate for the year	3.22%	3.93%	4.45%
Weighted average interest rate at December 31	2.27%	3.67%	4.06%

Federal Home Loan Bank Advances:
Balance at December 31	$2,800	$4,600	$3,800
Highest balance at any month end	$4,760	$5,200	$3,800
Average balance for the year	$3,989	$4,009	$2,337
Average interest rate for the year	3.19%	3.45%	4.97%
Weighted average interest rate at December 31	3.96%	2.99%	4.00%

        Included in advances from the Federal Home Loan Bank of New York at December 31, 2002 were overnight borrowings from the FHLB of $1.7 billion. There were no overnight borrowings from the FHLB at December 31, 2003.

        The advances bear interest at rates ranging from 1.51% to 6.30%. The advances are collateralized by certain one to four family residential mortgage loans pledged under a blanket lien to the FHLB.

        Future maturities of the securities sold under agreements to repurchase and the FHLB advances are as follows:

Year Ended December 31,	Amount
(In millions)
2004	$2,227
2005	250
2006	600
2007	350
2008	—
thereafter	2,700

Total	$6,127

        Other short-term borrowings represent overnight Federal Funds purchased and are summarized as follows:

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Federal Funds purchased:
Balance at December 31	$1,062	$285	$960
Highest balance at any month end	$1,125	$940	$1,450
Average balance for the year	$535	$647	$532
Average interest rate for the year	1.19%	1.77%	3.44%
Weighted average interest rate at December 31	1.04%	1.30%	2.08%

NOTE 9    Senior and Subordinated Bank Notes and Other Long Term Debt

        In July 1997, the Company published an Offering Circular under Regulation D authorizing it to issue, from time to time, up to $3 billion of Senior and Subordinated Bank Notes with maturities ranging from 7 days to 30 years. On July 10, 1997, the Company issued $200 million of 6.70% Senior Bank Notes which matured July 15, 2002. Interest was paid semi-annually on January 15 and July 15. The proceeds were used by the Company for general corporate and banking purposes in the ordinary course of business.

        On June 6, 2003, GreenPoint issued $350 of 3.20% Senior Notes (the "Senior Notes"). The Senior Notes are due June 6, 2008. Interest is payable semi-annually on December 6th and June 6th commencing on December 6, 2003. Net proceeds to GreenPoint of $348 million were used to pay down short-term borrowings and for general corporate purposes in the ordinary course of its business.

        On October 4, 2000, the Bank issued $150 million of 9.25% Subordinated Bank Notes (the "Notes"). The Notes are due October 1, 2010. Interest is payable semi-annually on April 1 and October 1 commencing April 1, 2001. Net proceeds to the Bank of $149 million were used for general corporate and banking purposes in the ordinary course of its business. The Notes qualify as Tier 2 or supplemental capital of the Bank under capital guidelines established by the FDIC, subject to applicable limitations.

        Senior Notes, Subordinated Bank Notes and Senior Bank Notes interest expense was $20 million, $19 million and $24 million for each of the years ended December 31, 2003, 2002 and 2001, respectively.

        In June 1997, GreenPoint Capital Trust I (the "Trust"), a Delaware statutory business trust wholly owned by the Company, issued $200 million of 9.10% Guaranteed Preferred Beneficial Interest in the Company's Subordinated Debentures ("Capital Securities"). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.10% Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures are not redeemable prior to June 1, 2007, unless certain events have occurred and are included in the Consolidated Statements of Financial Condition as other long term debt.

        Effective December 31, 2003, the provisions of Financial Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") required the company to deconsolidate the Trust. The Company does continue to include the Capital Securities in the Company's Tier 1 Capital and Total Capital at December 31, 2003. This is based on a supervisory letter issued by the Board of Governors of the Federal Reserve System in July 2003 instructing bank holding companies to continue to include the Capital Securities in these capital calculations for regulatory purposes until notice is given to the contrary.

        Payment of distributions out of monies held by the Trust, and payments on liquidation of the Trust or the redemption of Capital Securities, are guaranteed by the Company to the extent the Trust has funds available. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries.

        Interest on the Junior Subordinated Debentures are payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1997.

        The proceeds from the issuance of the Junior Subordinated Debentures were used to repurchase $200 million of common stock for the year ended December 31, 1997.

        Interest expense on Capital Securities was $18 million, for each of the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 10    Adoption of SFAS 142—Goodwill Amortization

        The following table reflects the results adjusted as though the Company had adopted SFAS 142 on January 1, 2001:

	Year Ended December 31,
	2003	2002	2001
	(In millions, except per share amounts)
Net income from continuing operations as reported	$471	$498	$409
Goodwill amortization	—	—	45
Tax effect at effective tax rate	—	—	(17)

Net income from continuing operations as adjusted	$471	$498	$437

Basic earnings per share:
Net income from continuing operations as reported	$3.86	$3.78	$3.07
Net income from continuing operations as adjusted	$3.86	$3.78	$3.28

Diluted earnings per share:
Net income from continuing operations as reported	$3.78	$3.69	$3.00
Net income from continuing operations as adjusted	$3.78	$3.69	$3.21

NOTE 11    Pension Plan and Other Employee Benefits

        The Company maintains a noncontributory, qualified, defined benefit pension plan (the "Pension Plan") covering substantially all employees who have completed one year of service. The funding of the Pension Plan is actuarially determined on an annual basis.

        In addition, the Company maintains a non-qualified, unfunded Supplemental Executive Retirement Plan ("SERP") for the primary purpose of providing benefits to certain eligible employees in excess of the limitations imposed by the Internal Revenue Code, and also maintains a non-qualified, unfunded defined benefit Retirement Plan for Directors who are not entitled to receive benefits under the Pension Plan.

        The Company also provides a comprehensive medical plan for certain current and future retirees and certain of their spouses until they become eligible for Medicare and a Medicare Supplemental Plan once they become eligible for Medicare. The plan was amended effective March 1, 1998 to provide different benefit and eligibility provisions to employees who retire after that date. The Company also offers life insurance to certain current and future retirees. Benefits are funded on a pay-as-you-go basis and there are no plan assets to pre-fund the liability.

        The following tables set forth the changes in the Company's pension plans' and postretirement plans' accumulated benefit obligations, fair values of plan assets and funded status. An actuarial analysis of plan assets and benefit obligations is completed as of September 30th of each year.

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
	(In millions)
Change in Benefit Obligation:
Benefit obligation at beginning of plan year	$50	$44	$16	$14
Service cost	4	4	1	1
Interest cost	3	3	1	1
Benefit payments	(4)	(4)	(1)	(1)
Assumption change	1	3	(1)	—
Curtailment	—	—	—	(1)
Actuarial loss	(1)	—	2	2

Benefit obligation at September 30	$53	$50	$18	$16

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
	(In millions)
Change in Plan Assets:
Fair value of plan assets at beginning of plan year	$34	$40	$—	$—
Actual return on plan assets	6	(2)	—	—
Employer contribution	5	—	1	1
Benefits paid	(4)	(4)	(1)	(1)

Fair value of plan assets at September 30	$41	$34	$—	$—

Reconciliation of Funded Status:
Funded status	$(12)	$(16)	$(18)	$(16)
Employer contribution in the fourth quarter	4	4	—	—
Unrecognized actuarial loss (gain)	6	10	1	1
Unrecognized prior service cost	(1)	—	(2)	(3)

Net amount recognized at December 31	$(3)	$(2)	$(19)	$(18)

Amounts Recognized in the Statement of Financial Condition Consist of:
Prepaid benefit cost	$—	$—	$—	$—
Accrued benefit liability	(4)	(3)	(19)	(18)
Intangible asset	1	1	—	—

Net amount recognized at December 31	$(3)	$(2)	$(19)	$(18)

Accumulated benefit obligations	$47	$43	N/A	N/A

        Currently the Company expects to make a post retirement contribution in 2004 of less than $1 million.

        The following table presents the weighted-average annualized actuarial assumptions for the projected benefit obligation:

	Pension Benefits Year ended			Postretirement Benefits Year Ended(1)
	2003	2002	2001	2003	2002	2001
Weighted Average Assumptions:
Discount rate	5.75%	6.25%	7.00%	5.75%	6.25%	7.00%
Expected return on plan assets	8.00%	8.00%	8.50%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

(1)
For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease to 5.5% for 2012 and remain at that level thereafter. For non-grandfathered employees, no trend increases are assumed in the Bank's portion of the contribution after reaching 150% of the Bank's 1997 cost.

        The components of net periodic benefit cost were as follows:

	Pension Benefits Year Ended December 31,			Postretirement Benefits Year Ended December 31,
	2003	2002	2001	2003	2002	2001
	(In millions)
Components of Net Periodic Benefit Cost:
Service cost	$4	$4	$4	$1	$1	$1
Interest cost	3	3	3	1	1	1
Expected return on plan assets	(3)	(3)	(4)	—	—	—
Amortization of prior service cost	—	—	—	(1)	—	(1)
Recognized actuarial gain	1	—	—	—	—	—
Curtailment	—	—	—	—	(1)	—

Net periodic benefit cost	$5	$4	$3	$1	$1	$1

        The following table presents the weighted-average components of the net periodic benefit cost:

	Pension Benefits Year ended			Postretirement Benefits Year Ended(1)
	2003	2002	2001	2003	2002	2001
Weighted Average Assumptions:
Discount rate	6.25%	7.00%	7.50%	6.25%	7.00%	7.50%
Expected return on plan assets	8.00%	8.50%	9.00%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

(1)
For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease to 5.5% for 2012 and remain at that level thereafter. For non-grandfathered employees, no trend increases are assumed in the Bank's portion of the contribution after reaching 150% of the Bank's 1997 cost.

        The Company also provides non-qualified retirement benefits to members of Executive Management. For the years ended December 31, 2003, 2002 and 2001, the expense was $6 million, $5 million and $3 million, respectively.

        A one percentage point change in assumed health care cost trend rates would have no material effect on net postretirement benefit costs. A one percentage point increase in assumed health care cost trend rates would increase the postretirement benefit obligation by $1 million and a one percentage point decrease would decrease the postretirement benefit obligation by the same amount.

Pension Plan Assets

        GreenPoint's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

		Plan Assets At December 31
Asset Category	Target Allocation
		2003	2002
Equity securities	65%	67%	62%
Debt securities	35	32	37
Other	—	1	1

Total	100%	100%	100%

Investment strategy and asset allocation

        The investment strategy for the Company's pension plans is determined by a Committee composed of members of the Bank's senior management. The funds in the plan are to be invested effectively and prudently for the exclusive benefit of Plan participants and beneficiaries. In order to accomplish this strategy, the plan's asset allocation strategy contains a diversified portfolio of U.S. large and small capitalization equities, international equities and U.S. fixed income securities. The Committee reviews the Plan's asset mix on a regular basis. When the exposure in a particular asset category reaches either a minimum or maximum level, an asset allocation review process is initiated and the portfolio will be automatically rebalanced back to target allocation levels. In developing a strategic asset allocation policy for the plan, the Company examined certain factors that affect the risk tolerance of the Plan such as the demographics of employees, the actuarial and funding characteristics of the plan and the Company's business and financial characteristics.

        The use of derivatives in mutual funds and commingled funds that are part of the Company's plan are limited to ways that are consistent with the stated risk-return characteristics and objectives of each fund. If the subsequent activities of a fund differ significantly from past practice or from standard industry practice, the relationship with the fund manager will be reassessed and may be terminated. Derivatives are permissible in separate account portfolio holdings only to the extent they comply with all of the policy guidelines of the Plan and are consistent with the Plan's risk and return objectives.

Expected Rate of Return

        The Expected Return on Asset Assumption was developed through analysis of historical market returns, current market conditions, and a comparison of expectations on potential future market returns. The assumption represents a long-term average view of the performance of the Pension Plan so that the return may or may not be achieved during any one calendar year.

401(k) Savings Plan

        Substantially all of the employees of the Company employed on or before July 1, 1996 and employees employed after such date who have been credited with 1,000 hours of service during a twelve month period are eligible to participate in the 401(k) Savings Plan. Participants may contribute on a pre-tax basis up to 12% of their eligible salary and may be eligible to receive a matching contribution equal to 100% of the first 3% of eligible salary they contribute to the 401(k) Savings Plan. The matching contribution may be funded by using some of the shares released for allocation under the Company's ESOP. Matching contributions generally become vested over a five-year period. 401(k) Savings Plan expenses for matching contributions were approximately $3 million for each of the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 12    Income Taxes

        Prior to the enactment of Federal legislation in 1996, the Bank was allowed a bad debt deduction based on a reserve method. This legislation requires future bad debt deductions to be based on current losses. In the event of certain distributions or a complete liquidation, the legislation also requires the Bank to recapture pre-1988 reserve method deductions of $140 million. Management has no intention of taking any such actions.

        For New York State and City income tax purposes, the Bank is permitted to take reserve method bad debt deductions. Should the Bank fail to meet certain statutory tests, including maintaining at least 60% of its assets in certain qualifying assets, the Bank would be required to include into taxable income the amount of the State and City tax bad debt reserves. As of December 31, 2003, the Bank has not provided any tax liability for recognition of the Bank's excess State and City reserves of approximately $482 and $487 million in excess of the Federal reserve. In addition, the Bank's qualifying asset percentage exceeded the 60% threshold at December 31, 2003.

        The Company's deferred tax asset represents the anticipated federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management's opinion, the net deferred tax asset is fully realizable. Accordingly, no valuation allowance has been provided.

        The components of income tax expense (benefit) for the combined continued and discontinued operations for the years ended December 31, 2003, 2002 and 2001, are summarized as follows:

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Current:
Federal	$225	$203	$51
State and local	41	30	8

Total current	266	233	59

Deferred:
Federal	19	56	(212)
State and local	(2)	7	(25)

Total deferred	17	63	(237)

Total	$283	$296	$(178)

        The income tax expense for the combined operations is composed of the following:

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Continuing Operations	$281	$288	$259
Discontinued Operations	2	8	(437)

Combined Operations	$283	$296	$(178)

        In addition to the income tax expense attributable to combined operations, deferred tax expense (benefit) of $(41) million, $10 million and $(4) million for the change in net unrealized gain or loss on securities available for sale and current tax benefit of $8 million, $14 million and $11 million for certain stock benefit programs have also been allocated to stockholders' equity for the years ended December 31, 2003, 2002 and 2001.The amounts reported as income tax expense from combined operations vary from amounts that would be reported by applying the statutory federal income tax rate to income before income taxes due to the following:

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Tax expense (benefit) at federal statutory rate	$264	$280	$(165)
State and local taxes, net of federal income tax expense (benefit)	26	22	(11)
Fair market value over cost of Employee Stock Ownership Plan	8	8	10
Other	(15)	(14)	(12)

Total income taxes	$283	$296	$(178)

        The balances of the net deferred tax asset at December 31, 2003 and 2002 were comprised as follows:

	December 31,
	2003	2002
	(In millions)
Deferred Tax Assets:
Goodwill	$80	$117
Retained interests in securitizations	81	87
Postretirement and post-employment benefits	36	27
Loans	36	15
Premises and equipment	5	5
Unrealized loss on securities available for sale	28	—
Other liabilities	30	15

	$296	$266

Deferred Tax Liabilities:
Unrealized gain on securities available for sale	$—	$(30)
Servicing assets	(38)	(7)
Other assets	(31)	(25)

	(69)	(62)

Net deferred tax asset	$227	$204

        In 2001 the Company incurred losses from discontinued operations that will be realized for tax purposes in future periods. Given the Company's substantial earnings history and favorable future earnings prospects, the existence of substantial refundable prior year tax payments and the extraordinary and infrequent nature of the 2001 discontinuance loss event, all deferred tax assets are considered fully realizable in future periods. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

NOTE 13    Discontinued Operations

        In December 2001, GreenPoint formally adopted a plan to discontinue the manufactured housing lending business. GreenPoint's consolidated statements of income have been presented to reflect the manufactured housing lending business as a discontinued operation. Accordingly, the income and expenses relating to the manufactured housing business are reported as "discontinued operations" in the consolidated statements of income. In conjunction with this plan, GreenPoint honored previously existing loan commitments to fund approved loans, but did not approve or process any new loan applications subsequent to the announcement to discontinue the business. GreenPoint continues to service a portfolio of manufactured housing loans and will proceed with the orderly liquidation of the business in conjunction with its existing servicing commitments. See note 14 for a further description of the valuation of retained interests associated with the discontinued operations.

        The assets and liabilities from discontinued operations at December 31, 2003 and 2002 were as follows:

	December 31,
	2003	2002
	(In millions)
Assets:
Cash, cash equivalents and securities	$37	$34
Retained interests in securitizations	1	4
Loans receivable:
Loans receivable held for investment	55	48
Deferred loan fees and unearned discount	(1)	(1)
Allowance for loan losses	(3)	(3)

Loans receivable held for investment, net	51	44

Servicing assets	7	32
Deferred tax assets	117	128
Intercompany receivables	25	118
Other assets	134	115

Total assets	$372	$475

Liabilities:
Liability under recourse exposure	$225	$300
Other liabilities	69	77
Allocated equity	78	98

Total liabilities and equity	$372	$475

        The deferred tax asset represents the tax receivable associated with the write-down to the carrying value of certain assets of the discontinued business. A portion of the recorded loss (primarily goodwill) was not currently deductible for tax purposes and will be amortized on a straight-line basis through 2011.

        Other assets include premises and equipment, servicer advances, intercompany receivables and other operating receivables associated with the servicing operation. Other liabilities represent balances due to investors and surety providers and accrued expenses incurred in the normal course of the discontinued operation. Allocated equity represents the balance of equity capital allocated to the discontinued business under the Company's equity allocation formula.

        Net income from discontinued operations for the year ended December 31, 2003 was $1 million, the net income for the year ended December 31, 2002 was $5 million, and the net loss for the year ended December 31, 2001 was $704 million.

        The net income of $1 million and $5 million reported for the years ended December 31, 2003 and 2002, respectively, represents the result of variances between the initial estimates and the actual results of the discontinued business. The net loss reported for the year ended December 31, 2001 included the estimated cost of disposal of the discontinued business and included the estimated performance of the discontinued operations during the phase-out period.

        The change in valuation of retained interests included in the 2002 results, resulted from an agreement to restructure the credit enhancement and servicing arrangements with a surety provider. Under the terms of the agreement, GreenPoint agreed to issue additional letters of credit totaling $52 million in favor of the surety provider on four of its outstanding securitizations. Additionally, GreenPoint committed to exercise its optional termination right and retire each transaction insured by the surety provider when the underlying loans in each securitization total 10% of the original loan balance. The exercise of this option is a standard and expected operating procedure in the securitization markets, and its projected financial statement impact is included in the projected operating results of the discontinued business. In exchange, the surety provider agreed to amend servicer termination provisions, which, prior to their amendment, would have enabled the surety provider to transfer the servicing of certain loans to a third party.

        Under this agreement, the Company's obligations under the four letters of credit increased in the aggregate from $629 million to $681 million at the time the agreement was restructured. Additionally, servicing agreements were amended to provide for servicing termination provisions that were more directly linked to the performance of the servicing operation and not dependant on the credit performance of the underlying assets.

        Consistent with this agreement, an additional liability under recourse exposure was recorded to recognize the additional draws that could arise from the new letters of credit. The balances and corresponding liability relating to manufactured housing securitizations included in Note 14 include the impact of the agreement. Additionally, the servicing asset valuation and the projected operating results have been adjusted to reflect the amended servicing termination provisions.

        The Bank has used swaps for specific manufactured housing securitizations. The combined notional value of these swaps was $533 million and $639 million at December 31, 2003 and 2002, respectively.

        During 2002, GreenPoint originated manufactured housing loans totaling $106 million. These loans related to commitments outstanding at December 31, 2001 and were recorded at their estimated fair value. These loans were sold during the year at a sales price which exceeded their previously estimated fair value.

        The net loss reported in 2001 included a net loss from disposal of the discontinued business of $440 million and a net loss from operations of the discontinued business of $264 million. The loss before taxes from disposal of the discontinued business for the year ended December 31, 2001 was $712 million. This total consisted of $390 million to write-off the remaining carrying value of goodwill, $172 million to adjust the valuation of retained interests, $135 million for write-downs to the valuation of loans, $10 million for servicing asset impairment, a $10 million restructuring charge, and projected $5 million income from the discontinued business. The restructuring accrual primarily represented severance costs associated with the decision to discontinue the business and all payments associated with that accrual were made during 2002 to reduce the liability to zero at December 31, 2002.

NOTE 14    Manufactured Housing Recourse Arrangements, Retained Interests in Securitizations and Servicing Assets

        In December 2001, GreenPoint formally adopted a plan to discontinue the manufactured housing lending business. Although it exited the manufactured housing lending business, GreenPoint continues to service existing loans. Such commitments expose GreenPoint to losses on or from securitizations and loan sales. The investors and the securitization trusts have no recourse to GreenPoint's other assets for failure of debtors to pay when due except for the recourse described herein. The following describes the balances associated with recourse arrangements, the balances and activity in the corresponding retained interests, the balances and activity in servicing assets and the economic assumptions used in valuing the retained interests and servicing assets.

Recourse Arrangements

        The following table summarizes the principal balances of manufactured housing loans securitized and sold, the maximum recourse to GreenPoint on those loans and the liability recorded for such recourse.

	December 31,
	2003	2002	2001
	(In millions)
Manufactured housing securitizations:
Principal balance	$3,623	$4,202	$4,966
Maximum recourse(1)	538	621	785
Recorded liability	217	295	456
Manufactured housing sales:
Principal balance	218	258	301
Maximum recourse	218	258	301
Recorded liability	8	5	11

(1)
A portion of the securitization maximum exposure is a retained interest asset. As of December 31, 2003 the manufactured retained interest asset was $1 million.

        GreenPoint's largest manufactured housing exposure lies in a corporate guarantee issued with each securitization in the form of a letter of credit to indemnify a limited amount of losses to the investors. The following table summarizes those letters of credit and the amount of draws GreenPoint expects.

	December 31,
	2003	2002	2001
	(In millions)
Letters of credit outstanding	$537	$617	$784
Projected letter of credit draws	(239)	(326)	(490)

Unreserved exposure	$298	$291	$294

        GreenPoint's liability under recourse exposure for manufactured housing securitizations represents the present value of the projected letter of credit draws. Of the $3.6 billion of securitized loans outstanding there are five securitizations totaling $1.5 billion, with $79 million in letters of credit remaining, in which GreenPoint's recorded liability is equal to its remaining exposure under those letters of credit.

        The following presents quantitative information about delinquencies and net credit losses on loans sold with recourse:

	At and for the Year Ended December 31,
	2003		2002		2001
	Securitized	Sold	Securitized	Sold	Securitized	Sold
	(In millions)
Principal balance of loans	$3,623	$218	$4,202	$258	$4,966	$301
Principal balance of loans 90 days or more past due(1)	191	2	214	6	246	8
Net credit losses(2)	205	9	314	6	237	3

(1)
Manufactured housing past due loans include repossessed inventory.

(2)
Net credit losses are principal charge-offs, net of recoveries from sale proceeds.

Balances and Changes in Retained Interests

        The activity in the recorded liability for manufactured housing securitizations and sales is summarized as follows:

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Liability for Recourse Exposure:
Balance at beginning of year	$300	$467	$131
Provisions charged to income at securitization/sale	—	—	2
Interest expense	18	24	5
Letter of credit draws and other charges	(85)	(197)	(134)
Letter of credit pre-funding	—	(22)	—
Change in valuation of retained interests	(8)	28	463

Balance at end of year	$225	$300	$467

        On a quarterly basis, GreenPoint reviews the liability for recourse exposure on manufactured housing securitizations based on management's best estimate of future cash flows associated with the corporate guarantees.

        During the year ended December 31, 2003, GreenPoint recorded an $8 million change to adjust its manufactured housing corporate guarantee liability. The change reflects that the letter of credit draws have been occurring largely as projected during the year ended December 31, 2003.

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Retained Interests in Securitizations:
Balance at beginning of year	$4	$1	$46
Additions from securitizations	—	—	35
Letter of credit pre-funding	—	10	—
Interest and other income	—	2	11
Cash received	—	(3)	(18)
Change in unrealized gain	—	—	(2)
Change in valuation of retained interests	(3)	(6)	(71)

Balance at end of year	$1	$4	$1

        In 2002, GreenPoint pre-funded one of its letters of credit. Instead of absorbing losses as they occur over time, GreenPoint placed $32 million into a reserve fund to cover those projected losses. After expected losses occur the balance of that reserve fund on a present value basis will be $1 million. GreenPoint records that $1 million as a retained interest asset for manufactured housing securitizations.

Valuation Assumptions

        The key economic assumptions used in estimating the fair value of the entire portfolio of manufactured housing retained interests, both assets and liabilities, at December 31, 2003, 2002 and 2001 were as follows:

	Estimate of Fair Value at December 31,
	2003	2002	2001
Weighted average life (in years)	5.4	4.9	3.6
Weighted average prepayment rate(1)	5.9%	8.2%	13.4%
Weighted average default rate	6.1%	6.3%	8.3%
Loss severity rate	90.5%	86.6%	85.0%
Weighted average loss rate	5.5%	5.5%	7.0%
Cumulative loss(2)	29.7%	27.0%	25.2%
Asset cash flows discounted at	14.0%	14.0%	14.0%
Liability cash flows discounted at	6.6%	6.6%	6.6%

(1)
Excludes weighted average default rate.

(2)
Remaining net losses divided by outstanding principal balance.

        During the year ended 2003, the prepayment speed assumption was lowered. This resulted in longer average lives of the securitizations. While the average loss rate assumption stayed the same, longer average life assumptions will result in higher expected cumulative losses.

        At December 31, 2003, the key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

	Year Ended December 31
	2003	2002	2001
Fair value of retained interests in securitizations	$1	$4	$1
Fair value of recorded liability	$216	$295	$456
Weighted average prepayment rate(1)
Impact on fair value of 10% adverse change	$2	$4	$7
Impact on fair value of 20% adverse change	$4	$8	$14
Weighted average default rate
Impact on fair value of 10% adverse change	$38	$46	$57
Impact on fair value of 20% adverse change	$72	$88	$108
Loss severity rate
Impact on fair value of 10% adverse change	$33	$40	$63
Impact on fair value of 20% adverse change	$48	$72	$102
Asset cash flows discount rate
Impact on fair value of 10% adverse change	$—	$—	$1
Impact on fair value of 20% adverse change	$—	$1	$1
Liability cash flows discount rate
Impact on fair value of 10% adverse change	$3	$3	$3
Impact on fair value of 20% adverse change	$5	$7	$7

(1)
Excludes weighted average default rate.

        These sensitivities are hypothetical and should be used with caution. The changes in fair value based on a variation in assumptions may not be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

Servicing Assets

        On a quarterly basis, GreenPoint reviews capitalized servicing rights for impairment. This review is performed based on risk strata, which are determined on a disaggregated basis given the predominant risk characteristics of the underlying loans. For manufactured housing loans, the predominant risk characteristics are loan type and interest rate type. The asset pools underlying certain manufactured housing servicing assets at times do not meet agreed-upon servicing covenants. Management evaluates the impact of these covenants on the value of the servicing assets and incorporates the assessment in their quarterly impairment review.

        The activity in manufactured housing servicing assets is summarized as follows:

	At and for the Year Ended December 31,
	2003	2002	2001
	(In millions)
Servicing assets:
Balance at beginning of year	$101	$127	$142
Additions	—	4	11
Sales	—	—	—
Amortization	(7)	(30)	(26)
Charge-off	(59)	—	—

Balance at end of year	35	101	127

Reserve for impairment of servicing assets:
Balance at beginning of year	(69)	(67)	—
Additions	(18)	(2)	(67)
Charge-off	59	—	—

Balance at end of year	(28)	(69)	(67)

Servicing assets, net	$7	$32	$60

        During the year ended December 31, 2003, $59 million of the reserve for impairment of manufactured housing servicing assets was determined to be permanent and therefore charged-off. The classification to permanent from temporary had no financial effect on the Company, as the reduction to income from discontinued operations earnings was recorded in the prior periods when the impairment was recognized.

        The estimated fair values of manufactured housing servicing assets were $16 million, $38 million and $16 million at December 31, 2003, 2002 and 2001, respectively.

        Manufactured housing servicer advances receivable totaled $39 million, $38 million and $37 million at December 31, 2003, 2002 and 2001, respectively.

        The significant assumptions used in estimating the fair value of manufactured housing servicing assets at December 31, 2003, 2002 and 2001 were as follows:

	December 31,
	2003	2002	2001
Weighted average prepayment rate(1)	6.6%	7.4%	13.5%
Weighted average life (in years)	5.3	5.1	3.7
Weighted average default rate	5.1%	5.2%	6.0%
Cash flows discounted at	14.0%	14.0%	14.0%

(1)
Excludes weighted average default rate.

        At December 31, 2003, the sensitivities to immediate 10 percent and 20 percent adverse changes in weighted average prepayment rates were $1 million and $3 million, respectively, for manufactured housing servicing assets.

Securitization Trust Cash Flows

        GreenPoint's manufactured housing securitizations utilize trusts that engage in the business of holding loans, issuing certificates and making payments on certificates. The following table summarizes certain cash flows received from securitization trusts:

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Proceeds from new securitizations	$—	$—	$697
Servicing fees received	47	53	50

NOTE 15    Derivative Financial Instruments

        GreenPoint enters into mandatory commitments to deliver mortgage whole loans to various investors and to issue private securities and Fannie Mae and Freddie Mac securities ("forward delivery commitments"). The forward delivery commitments are used to manage the interest rate risk associated with mortgage loans and interest rate lock commitments made by GreenPoint to mortgage borrowers. The notional amounts of these contracts were $2.6 billion and $3.2 billion at December 31, 2003 and 2002, respectively. The forward delivery commitments designated as fair value hedges associated with mortgage loans had notional values of $2.2 billion and $2.4 billion at December 31, 2003 and 2002, respectively. The notional amounts of forward delivery commitments used to manage the interest rate risk associated with interest rate lock commitments on mortgage loans were $494 million and $833 million at December 31, 2003 and 2002, respectively. The following table shows hedge ineffectiveness on fair value hedges included in gain on sale of loans for the years ended December 31, 2003, 2002 and 2001:

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Gain (loss) on hedged asset or liability	$34	$89	$(15)
Gain (loss) on derivatives	$(23)	$(88)	$9

Hedge ineffectiveness	$11	$1	$(6)

        The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives.

        The risks inherent in derivatives are the potential inability of a counterparty to meet the terms of its contract and the risk associated with changes in the fair values of the contracts due to movements in the underlying interest rates. The current credit exposure of derivatives is represented by the fair value of contracts with a positive fair value at the reporting date. At December 31, 2003 and 2002 the receivable on contracts with a positive fair value was $3 million and $1 million, respectively. To reduce credit risk, management may deem it necessary to obtain collateral.

        In November 2003, the company entered into an interest swap agreement with a notional amount of $350 million. The company has designated this swap as fair value hedge of the $350 million of 3.20% Senior Notes issued in June of 2003. This swap met the criteria required to qualify for short cut method accounting for derivatives. Based on this method, no ineffectiveness is assumed and fair value changes in the swap are recorded as changes in value of the swap and the long term debt.

NOTE 16    Commitments and Contingencies

        In the normal course of business, there are various outstanding commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In addition, in the normal course of business, there are various other outstanding legal and administrative proceedings. In the opinion of management, after consultation with legal counsel, the financial position and results of operations of the Company will not be affected materially as a result of such commitments and contingent liabilities or by the outcome of such legal or administrative proceedings.

        The principal commitments and contingent liabilities of the Company are discussed in the following paragraphs.

Pending Litigation

        In the ordinary course of business, the Corporation and its subsidiaries are defendants in or parties to a number of pending and threatened legal actions and proceedings, and are also involved from time to time in investigations and administrative proceedings by governmental agencies. Certain of such actions and proceedings involve alleged violations of consumer protection laws, including claims relating to the Corporation's loan origination and collection efforts, and other federal and state banking laws. Certain of such actions and proceedings include claims for breach of contract, restitution, compensatory damages, punitive damages and other forms of relief. Due to the difficulty of predicting the outcome of such matters, the Corporation can give no assurance that it will prevail on all claims made against it; however, management believes, based on current knowledge and after consultation with counsel, that these legal matters and administrative proceedings and the losses, if any, resulting from the final outcome thereof, will not have a material adverse effect on the Corporation and its subsidiaries' financial position, results of operations or liquidity, but can give no assurance that they will not have such an effect.

Loan Commitments

        At December 31, 2003 and 2002, the Company had an outstanding pipeline of mortgage loans of approximately, $7.0 billion and $7.9 billion, respectively. This pipeline represents applications received but not yet funded and is therefore the maximum amount of the Company's origination commitments. The pipeline of mortgage loans at December 31, 2003 included $2.8 billion of fixed rate mortgage loans and $4.2 billion of adjustable rate mortgage loans.

        The Company is contractually committed to fund the undrawn portion of home equity lines of credit (HELOC's) which it has originated. The commitment extends to HELOC's which are currently held for sale by the Company, and HELOC's sold by the Company into Headlands Home Equity Loan Trusts. As of December 31, 2003 and 2002 this unfunded commitment was approximately $631 million and $540 million, respectively.

Guarantees

        Under agreements with Terwin Holdings LLC ("Terwin"), an unconsolidated investment, the company has guaranteed a portion of the Terwin's secured lending arrangements. These lending arrangements are collateralized by Terwin's loan portfolio. As of December 31, 2003, the total potential commitment under this guarantee totaled approximately $40 million and is renewable annually. This guarantee would require payment by the Company only if Terwin were to default on payment of this borrowing. Management believes that the likelihood is remote that a material payment will be required under this guarantee.

Lease Commitments

        The Company has entered into noncancelable operating lease agreements for banking premises and equipment with expiration dates ranging through the year 2029. The Company's premises are used principally for branch offices and administrative operations, and it is expected that many agreements will be renewed at expiration in the normal course of business.

        Rental expense for the Company's premises for the years ended December 31, 2003, 2002 and 2001 amounted to $31 million, $30 million and $32 million, respectively.

        The projected minimum rental payments under the terms of the noncancelable leases, exclusive of taxes and escalation charges, at December 31, 2003 are summarized as follows:

Year Ended December 31,	Amount
(In millions)
2004	$33
2005	30
2006	27
2007	24
2008	23
thereafter	109

Total	$246

        Minimum rental income under noncancelable sublease agreements aggregates $12 million at December 31, 2003.

Business Process Outsourcing Agreements

        At December 31, 2003, the Company was under an agreement to outsource certain support operations to Progeon, Ltd. Based on the terms of the agreement, the Company is committed to minimum payments of approximately $6 million per year from 2004 through 2007.

NOTE 17    Fair Value of Financial Instruments

        The methods and assumptions used to estimate fair values are set forth in the following paragraphs for each major grouping of the Company's financial instruments.

	December 31, 2003		December 31, 2002
	Carrying Values	Estimated Fair Values	Carrying Values	Estimated Fair Values
	(In millions)
Assets:
Cash and due from banks	$268	$268	$277	$277
Interest-bearing deposits in other banks	3	3	21	21
Federal funds sold and securities purchased under agreements to resell	64	64	71	71
Securities:
Securities available for sale	6,254	6,254	4,093	4,093
Retained interests in securitizations	49	49	108	108
Securities held to maturity	6	6	3	3
Federal Home Loan Bank of New York stock	170	170	300	300
Loans receivable held for sale	4,764	4,809	5,595	5,658
Loans receivable held for investment	9,885	9,854	9,901	10,025
Other interest-earning assets	142	142	141	141
Financial instruments included in other assets	3	3	9	9
Liabilities:
Deposits:
Deposits due on demand and/or with no specified maturities	8,236	8,236	6,487	6,487
Term certificates of deposit	4,310	4,378	5,309	5,400
Accrued Interest:
Receivable	81	81	87	87
Payable	31	31	31	31
Securities sold under agreements to repurchase	3,327	3,423	2,000	2,114
Other short term borrowings	1,062	1,062	285	285
Federal Home Loan Bank of New York advances	2,800	2,988	4,600	4,873
Senior notes	353	339	—	—
Subordinated bank notes	150	192	150	180
Other long term debt	200	234	200	215
Liability under recourse exposure	226	226	301	301
Financial instruments included in other liabilities	10	10	26	26

        The carrying values of the following balance sheet items all approximate their fair values primarily due to their liquidity and very short-term nature:

  •
  Cash and Due From Banks

  •
  Interest-Bearing Deposits in Other Banks

  •
  Federal Funds Sold and Securities Purchased Under Agreements to Resell

  •
  Notes Payable

  •
  Accrued Interest Receivable and Payable

Securities, Federal Home Loan Bank Stock and Other Interest-Earning Assets

        The fair values of these securities are based on published market valuations or estimated price quotations provided by securities dealers. The fair value of Federal Home Loan Bank Stock is assumed to be equal to its carrying value.

Retained Interests in Securitizations

        The fair value of retained interests in securitizations is determined by calculating the present value of estimated future cash flows using assumptions of prepayments, defaults, loss severity rates, and discount rates that the Company believes market participants would use for similar assets and liabilities.

Loans Receivable Held for Sale

        Fair value of mortgage loans held for sale is estimated using quoted market prices for similar loans, mortgage-backed securities backed by similar loans, and prices obtained by the Company on mandatory forward delivery contracts.

Loans Receivable Held for Investment

        Fair value of the Company's mortgage and manufactured housing loan portfolio is based on comprehensive portfolio valuation analyses performed as of December 31, 2003 and 2002 by an independent pricing firm, engaged specifically for this purpose by the Company. The independent analysis utilizes a discounted cash flow methodology, stratifies the portfolio by product type and separately analyzes performing loans and non-performing loans.

        The remaining categories of loans, student loans and home improvement loans, were deemed to have estimated fair values approximating their respective carrying values.

Derivative Instruments

        Interest rate swaps and mandatory forward delivery commitments are included in financial instruments included in other assets and financial instruments included in other liabilities. The fair value generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date.

Senior Bank Notes, Subordinated Bank Notes, Other long term debt and Federal Home Loan Bank Advances

        The valuation of these liabilities takes into account several factors including current market interest rates and the Company's credit rating. Estimated price quotations were obtained from securities dealers or the fair value was estimated using the Bank's observed credit spread to the applicable Treasury rate.

Securities Sold Under Agreements to Repurchase

        The fair value for the repurchase agreements was estimated using a method that discounts future cash flows against the swap curve, giving effect to optionality where applicable.

Deposits

        The fair value of all deposits with no specified maturities is deemed to be equal to the amounts payable on demand.

        The fair value of the Company's term certificates of deposit was estimated by discounting cash flows based on contractual maturities at current interest rates for raising funds of similar remaining maturities.

Commitments to Originate Loans

        The fair value of loan commitments outstanding at December 31, 2003 and 2002 was estimated by assessing the impact of the change in interest rates on the commitment from the commitment date to the valuation date and are included in financial instruments included in other assets.

Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments being estimated. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. In those instances for which no market exists for portions of the Company's financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the affected financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, should not be considered to represent any specific market values. Changes in the assumptions could significantly affect the fair valuation estimates.

NOTE 18    Regulatory Matters

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. The Board of Governors of the Federal Reserve System also establishes minimum capital requirements for the consolidated bank holding company as well as for the Bank.

        Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. These guidelines require minimum ratios of risk-based capital to risk adjusted assets of 4% for Tier 1 capital and 8% for total capital. The Federal Reserve Board also has guidelines for a leverage ratio that is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banks and bank holding companies. A minimum leverage ratio of Tier 1 capital to average total assets of 3% is required for banks and bank holding companies, with an additional 100 to 200 basis points required for all but the highest rated institutions. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        FDICIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. As of December 31, 2003, the Bank was well capitalized based on the prompt corrective action guidelines.

	Actual		Minimum For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(In millions)
As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Company	$1,875	12.81%	$1,171	8.00%
Bank	2,092	14.35	1,166	8.00
Tier 1 Capital (to Risk Weighted Assets):
Company	$1,647	11.26%	$585	4.00%
Bank	1,864	12.79	583	4.00
Tier 1 Capital (to Average Assets):
Company	$1,647	7.28%	$905	4.00%
Bank	1,864	8.24	905	4.00

	Actual		Minimum For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(In millions)
As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Company	$1,924	12.96%	$1,188	8.00%
Bank	1,905	12.83	1,188	8.00
Tier 1 Capital (to Risk Weighted Assets):
Company	$1,696	11.43%	$594	4.00%
Bank	1,678	11.30	594	4.00
Tier 1 Capital (to Average Assets):
Company	$1,696	7.51%	904	4.00%
Bank	1,678	7.42	904	4.00

Dividends

        For the year ended December 31, 2003 quarterly dividends declared and paid were $0.21 per share for the first and second quarter and $0.24 per share for the third and fourth quarter. For the years ended December 31, 2002 and 2001, quarterly dividends declared and paid totaled $0.17 per share. The Company's principal source of funds for distributions of dividends to shareholders, stock repurchase activities and any acquisitions to be made at the holding company level, are dividends from the Bank. Applicable federal and state laws impose limitations on the payment of dividends. Under such limitations, without appropriate regulatory approvals, dividend payments by the Bank are limited to the lesser of (i) the amount of undivided profits and (ii) an amount not in excess of net income for the current year plus retained net income for the preceding two years. Dividends paid by the bank during 2003 complied with all applicable rules.

        In accordance with the requirements of the New York State Banking Law, the Bank established a liquidation account in the amount equal to its capital as of the date of the latest consolidated statement of condition appearing in the final IPO prospectus. The liquidation account is maintained for the benefit of eligible pre-conversion depositors who continue to maintain their accounts at the Bank after the Transaction. The liquidation account is reduced annually to the extent that such depositors have reduced their qualifying deposits as of each subsequent audited balance sheet date. Subsequent increases in their balances will not restore such depositors' interest in the liquidation account. In the event of a liquidation of the Bank (a circumstance not envisioned or expected by management) such depositors would be entitled, under New York State law, to receive a distribution from the liquidation account in an amount proportionate to their then current adjusted qualifying account balances for all such depositors then holding qualifying deposits in the Bank. The balance of the liquidation account at December 31, 2003 was $18 million.

        In addition to the restrictions described above, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below then applicable capital maintenance requirements or if such declaration and payment would otherwise violate either regulatory requirements and/or applicable banking laws, or would reduce the Bank's capital level below the then aggregate balance required for the liquidation account.

NOTE 19    Stock Benefit Plans

Employee Stock Ownership Plan

        The Bank's ESOP covers substantially all employees of the Company who have been credited with 1,000 hours of service during a twelve month period. Participants receive allocations on the basis of their eligible salary and generally become vested over a five-year period. Participants fully vest in their benefit upon retirement, death or disability while in active employment, or in the event of a change in control of the Company or the Bank. Participants who terminate employment before becoming 100% vested forfeit the unvested portion of their accounts. Forfeitures are reallocated among the remaining participants. The ESOP conforms to the applicable requirements of ERISA and the Code.

        During 1994, the ESOP purchased 24,701,406 shares of the Company's common stock, at a weighted average price of $5.55 per share. The purchases were funded with a loan of $137 million from the Company, which is collateralized by the unallocated Company shares owned by the ESOP. The loan will be repaid primarily from contributions by the Bank and dividends paid by the Company on unallocated shares over the applicable loan amortization period. The outstanding principal balance of the loan as of December 31, 2003 and 2002 was $110 million and $114 million, respectively, and the interest rate was 6.00% at both dates.

        The shares owned by the ESOP are held by a third party trustee and released for allocation to participants as repayments of the loan are made. The number of shares released for allocation in any year is based upon the ratio of current year principal and interest payments to the total of current year and all projected future years' principal and interest payments. As of December 31, 2003, 9,605,676 shares have been allocated under the ESOP. There are 15,095,730 unallocated shares with a value of $533 million, based upon the December 31, 2003 closing price of $35.32 per share.

        The Bank reserves the right to discontinue or amend the Plan or trust agreement, in whole or in part, provided however, that no amendment shall be made at any time pursuant to which the Fund or any part thereof may be used for or diverted to purposes other than for the exclusive benefit of the Plan's participants and their beneficiaries. In the event the Plan terminates, all participants will become fully vested in the balance of their account. Upon termination of the Plan, participants will be distributed their share of plan assets prior to the satisfaction of the Plan's liabilities as required by ERISA.

        The Company recognized $31 million, $29 million and $23 million of compensation expense relating to the ESOP for both the continuing and discontinued businesses, for the years ended December 31, 2003, 2002 and 2001, respectively.

Restricted Stock Plan

        The Bank's Recognition and Retention Plan ("RRP") authorizes the granting of up to 3,726,054 shares of the Company's common stock to officers, employees and directors emeriti of the Company.

        In 1994, the Bank purchased 3,726,054 shares of the Company's common stock on behalf of the RRP, at the initial public offering price of $5.00 per share. Through December 31, 2003, 3,646,924 shares have been awarded to participants. These awards vest ratably over a three to five year period on the anniversary dates of the awards. Participants' awards fully vest upon retirement, death or disability while in active employment, or in the event of the participants' termination of employment due to a change in control of the Company or the Bank.

        For the years ended December 31, 2003, 2002 and 2001, the Company recognized $1 million, $2 million and $2 million, respectively, of compensation expense relating to the RRP.

Stock Incentive Plans

        Under the Company's 2001 Stock Incentive Plan, 1999 Stock Incentive Plan and Amended and Restated 1994 Stock Incentive Plan (the "Stock Incentive Plans"), grants may be made in the form of incentive stock options ("ISOs"), non-statutory stock options ("NSOs"), limited rights and restricted stock to officers and other key employees. The Stock Incentive Plans provide that the total number of shares available for grant shall be 23,550,000 shares of the Company's common stock.

        The ISOs and NSOs granted under the Stock Incentive Plans vest and become exercisable over a three to five year period and expire on the tenth anniversary of the grants. In the event of the employee's retirement (for grants made prior to 1997), death or disability while in active employment, or in the event of an employee's termination of service due to a change in control of the Company or the Bank, all ISOs and NSOs held by such participant vest and generally become exercisable in full for a period of one year. The term during which any future ISOs and NSOs granted vest and become exercisable is at the discretion of the Compensation Committee. The exercise price for all ISOs and NSOs is at least 100% of the fair market value of the stock on the grant date.

        As of December 31, 2003, 495,000 shares of restricted stock at a weighted average fair value of $9.15 had been granted under the Stock Incentive Plans.

Directors' Stock Option Plans

        Under the Company's Directors' Stock Option Plan, the Company may grant up to 2,175,000 NSOs to directors who are not officers or employees of the Company ("Non-Employee Directors").

        The exercise price is equal to 100% of the fair market value of the stock on the grant date. The term of each NSO is ten years from the grant date. All options become exercisable immediately upon a change of control, or death, disability or retirement on or after January 28, 2000. In the event of death, disability or retirement prior to January 28, 2000, one-half of all unexercisable options shall become immediately exercisable, with all remaining options becoming exercisable pro rata over the remaining option term.

        The following table presents a summary of the activity in the aforementioned stock option plans for the years ended December 31, 2003, 2002 and 2001:

	Year Ended December 31,
	2003		2002		2001
	Number of Stock Options	Weighted Average Exercise Price	Number of Stock Options	Weighted Average Exercise Price	Number of Stock Options	Weighted Average Exercise Price
Stock options outstanding, beginning of year	11,515,441	$19.49	12,640,622	$16.92	13,324,682	$14.81
Granted	2,089,800	30.56	2,035,200	29.05	2,451,750	24.10
Exercised	(2,318,451)	16.44	(2,996,019)	14.89	(2,720,552)	12.62
Canceled	(162,022)	28.64	(164,362)	23.36	(415,258)	19.82

Stock options outstanding, end of year	11,124,768	$22.08	11,515,441	$19.49	12,640,622	$16.92

Options exercisable at year-end	6,995,356		6,889,811		7,726,731
Weighted-average fair value of options granted during the year		$7.81		$7.93		$6.70

        The range of exercise prices on ISO and NSO options outstanding for each of the years ended December 31, 2003, 2002 and 2001 was $5.00 to $34.26. The weighted average remaining contractual life for ISO and NSO options outstanding at December 31, 2003 is 6.1 years.

        The following table presents a summary of stock options outstanding and exercisable for the ISO and NSO option plan at December 31, 2003:

	December 31, 2003
	Options Outstanding			Options Exercisable
Range of exercise prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$5.00 to $7.30	1,218,268	1.1	$7.30	1,005,398	$7.30
$8.09 to $12.09	120,000	4.9	10.73	120,000	10.73
$12.91 to $19.25	2,115,588	5.2	15.48	2,115,588	15.48
$20.34 to $28.90	5,575,112	6.5	24.82	3,703,621	23.63
$30.52 to $34.26	2,095,800	9.0	30.65	50,749	33.38

	11,124,768	6.1	$22.07	6,995,356	$18.67

        To determine the effect on net income and earnings per share if the fair value method had been applied to the stock option awards (as disclosed in Note 1(k)), the Company used a Black Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001:

	Year Ended December 31,
	2003	2002	2001
Dividend yield	2.87%	2.87%	2.77%
Expected volatility	36.00%	37.30%	35.86%
Risk-free interest rate	2.58%	3.94%	4.86%
Expected option lives	4.00 years	4.00 years	4.00 years

NOTE 20    Earnings Per Share

        The Company's reconciliation of the income (loss) and shares used in the basic and diluted EPS computations is summarized as follows:

	For the Year Ended December 31,
	2003	2002	2001
	(In millions, except share and per share amounts)
Net income (loss) from continuing operations	$471	$498	$409
Net income (loss) from discontinued operations	1	5	(704)

Net income (loss)	$472	$503	$(295)

Weighted average number of common shares outstanding during each period—basic	122,233,000	131,871,000	133,281,000
Effect of dilutive securities—stock options	2,387,000	3,237,000	3,192,000

Weighted average number of common shares and common stock equivalents outstanding during each period—diluted	124,620,000	135,108,000	136,473,000

Basic earnings per share:
Net income from continuing operations	$3.86	$3.78	$3.07
Net income (loss) from discontinued operations	—	0.03	(5.28)

Net income (loss)	$3.86	$3.81	$(2.21)

Diluted earnings per share:
Net income from continuing operations	$3.78	$3.69	$3.00
Net income (loss) from discontinued operations	0.01	0.03	(5.16)

Net income (loss)	$3.79	$3.72	$(2.16)

(1)
Options to purchase 63,750 shares of common stock at prices between $32.97 and $34.26 per share were outstanding at December 31, 2003, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares for the year ended December 31, 2003.

(2)
Options to purchase 79,500 shares of common stock at prices between $31.49 and $33.40 per share were outstanding at December 31, 2002, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares for the year ended December 31, 2002.

(3)
Options to purchase 120,000 shares of common stock at prices between $25.13 and $26.79 per share were outstanding at December 31, 2001, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares for the year ended December 31, 2001.

NOTE 21    Business Segments

        The Company has identified three domestic business segments. The predominant factor by which each segment is organized is the unique products and services they offer. The accounting policies of the segments are the same as those described in Note 1 "Summary of Significant Accounting Policies". The Mortgage Banking segment orginates, sells and services mortgage loans with a specialization in Alt A and NoDoc mortgage loan products. The Retail Banking segment consists of 90 full service banking offices offering a variety of financial services to the Greater New York area. The balance sheet management segment includes earnings from the held for investment mortgage portfolios and other corporate investment activities.

        Expenses under the direct control of each business segment and the expense of premises and equipment incurred to support business operations are allocated accordingly, by segment. Credit losses are charged to asset management segment in an amount equal to net charge-offs. The expenses relating to administrative units of the Company such as executive, finance and audit are not allocated to individual operating segments and are identified in the "other" column. The "other" column also includes intercompany eliminations. The management of the Company evaluates the performance of each business segment based on income before income taxes

        The following table sets forth information by business segment:

	Balance Sheet Management(1)	Retail Banking		Sub-total Banking	Mortgage Banking(5)	Segment Totals	Other(4)	Consolidated Continuing Operations
	(in millions)
Year ended December 31, 2003
Net interest income	$232	$240		$472	$191	$663	$—	$663
Provision for loan losses	(4)	—		(4)	—	(4)	—	(4)

Net interest income after provision for loan losses	228	240		468	191	659	—	659

Non-interest income:
Loan servicing fees	—	—		—	26	26	(8)	18
Banking fees and commissions	—	69		69	—	69	—	69
Other income	21	—		21	(7)	14	—	14
Net gain on sale of loans	—	—		—	545	545	(59)	486
Change in valuation of retained interests	—	—		—	(4)	(4)	—	(4)
Net gain on securities	3	—		3	—	3	—	3

Total non-interest income	24	69		93	560	653	(67)	586

Non-interest expense:
Depreciation	—	9		9	18	27	6	33
Goodwill amortization	—	—		—	—	—	—	—
ESOP and stock plans expense	—	6		6	16	22	5	27
Other expenses	2	124		126	234	360	73	433

Total non-interest expense	2	139		141	268	409	84	493

Segment income (loss) before taxes	$250	$170		$420	$483	$903	$(151)	$752

Total Assets	$16,052	$515	(2)	$16,567	$5,210	$21,777	$1,208 (3)	$22,985

Year ended December 31, 2002
Net interest income	$315	$235		$550	$203	$753	$—	$753
Benefit for loan losses	(2)	—		(2)	—	(2)	—	(2)

Net interest income after benefit for loan losses	313	235		548	203	751	—	751

Non-interest income:
Loan servicing fees	—	—		—	5	5	11	16
Banking fees and commissions	—	56		56	—	56	—	56
Other income	13	1		14	—	14	—	14
Net gain on sale of loans	—	—		—	427	427	(51)	376
Change in valuation of retained interests	—	—		—	(9)	(9)	—	(9)
Net gain on securities	9	—		9	—	9	—	9

Total non-interest income	22	57		79	423	502	(40)	462

Non-interest expense:
Depreciation	—	9		9	14	23	6	29
Goodwill amortization	—	—		—	—	—	—	—
ESOP and stock plans expense	—	5		5	15	20	6	26
Other expenses	2	107		109	195	304	68	372

Total non-interest expense	2	121		123	224	347	80	427

Segment income (loss) before taxes	333	171		504	402	906	(120)	786

Total Assets	$14,901	$494	(2)	$15,395	$6,050	$21,445	$369 (3)	$21,814

	Balance Sheet Management(1)	Retail Banking		Sub-total Banking	Mortgage Banking(5)	Segment Totals	Other(4)	Consolidated Continuing Operations
	(in millions)
Year ended December 31, 2001
Net interest income	$289	$213		$502	$120	$622	$—	$622
Provision for loan losses	13	—		13	—	13	—	13

Net interest income after provision for loan losses	302	213		515	120	635	—	635

Non-interest income:
Loan servicing fees	—	—		—	(4)	(4)	8	4
Banking fees and commissions	—	44		44	—	44	—	44
Other income	10	1		11	(4)	7	—	7
Net gain on sale of loans	—	—		—	477	477	(81)	396
Change in valuation of retained interests	—	—		—	—	—	—	—
Net gain on securities	14	—		14	—	14	—	14

Total non-interest income	24	45		69	469	538	(73)	465

Non-interest expense:
Depreciation	—	9		9	14	23	6	29
Goodwill amortization	—	45		45	—	45	—	45
ESOP and stock plans expense	—	4		4	10	14	5	19
Other expenses	2	87		89	184	273	66	339

Total non-interest expense	2	145		147	208	355	77	432

Segment income (loss) before taxes	324	113		437	381	818	(150)	668

Total Assets	$14,031	$487	(2)	$14,518	$4,573	$19,091	$1,095 (3)	$20,186

(1)
Balance sheet management largely consists of the mortgage portfolio, MBS and investment securities.

(2)
Retail Banking segment excludes intercompany funds transfers. Intersegment assets and liabilities eliminated for consolidation purposes were $12.5 billion, $11.8 billion and $10.6 billion for the years ended 2003, 2002 and 2001, respectively.

(3)
Includes the assets of the discontinued business segment.

(4)
Other includes intercompany eliminations and unallocated administrative expenses.

(5)
Intersegment revenues, in the mortgage banking segment, for the years ended December 31, 2003, 2002 and 2001 were $67 million, $39 million and $73 million, respectively.

NOTE 22    Condensed Parent Company Financial Statements

        The following Condensed Statements of Financial Condition at December 31, 2003 and 2002 and Condensed Statements of Income and Cash Flows for the years ended December 31, 2003, 2002 and 2001 for GreenPoint Financial Corp. (parent company only) reflect the Company's investment in its wholly-owned subsidiaries using the equity method of accounting.

Parent Company Only—Condensed Statements of Financial Condition

	December 31,
	2003	2002
	(In millions)
Assets:
Cash and due from banks	$2	$1
Other assets	6	5
Investment in subsidiaries	2,400	2,138

Total assets	$2,408	$2,144

Liabilities and Stockholders' Equity:
Liabilities:
Due to subsidiaries	$6	$6
Senior notes	353	—
Other long term debt	200	200
Accrued interest payable	2	2
Other liabilities	8	12

Total liabilities	569	220

Stockholders' equity	1,839	1,924

Total liabilities and stockholders' equity	$2,408	$2,144

Parent Company Only—Condensed Statements of Income

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Dividends from GreenPoint Bank	$320	$310	$130

Interest Income:
Line of credit—subsidiary	2	—	—

Total interest income	2	—	—

Interest Expense:
Senior notes	6	—	—
Other long term debt	18	18	18

Total interest expense	24	18	18

Net interest income (expense)	(22)	(18)	(18)

Other administrative expenses	1	—	—

Income before income taxes and equity in undistributed earnings of subsidiaries	297	292	112
Income taxes	(10)	(8)	(8)

Income before equity in undistributed earnings of subsidiaries	307	300	120
Equity in undistributed earnings (loss) of subsidiaries	165	203	(415)

Net income (loss)	$472	$503	$(295)

Parent Company Only—Condensed Statements of Cash Flows

	Year Ended December 31,
	2003	2002	2001
	(In millions)
Operating Activities:
Net income (loss)	$472	$503	$(295)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(165)	(203)	415
Net change in other liabilities	(1)	4	3
Net change in other assets	(1)	3	(4)

Net cash provided by operating activities	305	307	119

Investing Activities:
Payments for investments in and advances to subsidiaries	(1,010)	(638)	(255)
Repayment of investments in and advances to subsidiaries	900	619	263

Net cash (used in) provided by investing activities	(110)	(19)	8

Financing Activities:
Proceeds from issuance of long-term debt	350	—	—
Proceeds from issuance of common stock	37	45	32
Purchase of treasury stock	(472)	(251)	(71)
Dividends paid	(109)	(88)	(89)

Net cash used in financing activities	(194)	(294)	(128)

Net increase (decrease) in cash and cash equivalents	1	(6)	(1)
Cash and cash equivalents at beginning of period	1	7	8

Cash and cash equivalents at end of period	$2	$1	$7

Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2003				Year Ended December 31, 2002
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	(In millions, except per share data)
Interest income	$285	$273	$292	$298	$331	$329	$329	$317
Interest expense	117	121	124	123	139	138	138	138

Net interest income	168	152	168	175	192	191	191	179
Provision for loan losses	(2)	(1)	(1)	—	(1)	—	(1)	—

Net interest income after provision for loan losses	166	151	167	175	191	191	190	179

Non-interest income	133	140	165	148	134	110	106	112
Non-interest expense	118	129	125	121	123	102	102	100

Income from continuing operations before income taxes	181	162	207	202	202	199	194	191
Income taxes related to earnings from continuing operations	68	61	77	75	74	72	71	71

Net income from continuing operations	113	101	130	127	128	127	123	120
Net income from discontinued operations	1	—	—	—	3	—	—	2

Net income	$114	$101	$130	$127	$131	$127	$123	$122

Basic earnings per share:
Net income from continuing operations	$0.96	$0.84	$1.05	$1.00	$0.99	$0.96	$0.93	$0.90
Net income from discontinued operations	$—	$—	$—	$—	$0.03	$—	$—	$0.02

Net income	$0.96	$0.84	$1.05	$1.00	$1.02	$0.96	$0.93	$0.92

Diluted earnings per share:
Net income from continuing operations	$0.95	$0.82	$1.03	$0.98	$0.97	$0.94	$0.90	$0.88
Net income from discontinued operations	$—	$—	$—	$—	$0.03	$—	$—	$0.01

Net income	$0.95	$0.82	$1.03	$0.98	$1.00	$0.94	$0.90	$0.89

Dividends declared per share	$0.24	$0.24	$0.21	$0.21	$0.17	$0.17	$0.17	$0.17

Stock price per common share:
High	$35.43	$36.17	$34.67	$31.87	$30.67	$34.47	$34.32	$30.29
Low	$29.10	$29.59	$30.03	$26.93	$24.70	$26.67	$29.18	$23.64
Closing	$35.32	$29.86	$33.96	$29.87	$30.12	$27.83	$32.73	$29.13

NOTE 23    Subsequent Events

        On February 16, 2004, an Agreement and Plan of Merger dated February 15, 2004 by and between North Fork Bancorporation, Inc. (North Fork) and GreenPoint was announced. The agreement provides that North Fork will acquire GreenPoint in an all stock transaction. Under the terms of the agreement, in a tax-free exchange of shares, GreenPoint shareholders will receive a fixed exchange ratio of 1.0514 shares of North Fork common stock for each GreenPoint share held upon consummation of the acquisition.

        The agreement has been approved unanimously by the Boards of Directors of both companies and is subject to all required regulatory approvals, approval by shareholders of both companies and other customary conditions. The agreement establishes a reciprocal termination fee of $250 million and is expected to be completed in the fourth quarter of 2004.

        Pursuant to GreenPoint's letter of credit agreements associated with its manufactured housing securitizations, the announcement of a change of control may require GreenPoint to fully fund its remaining obligations under its outstanding letters of credit. If required, the funding would result in a payment of approximately $526 million into the securitization trusts. The funds remaining in the trusts would be returned to GreenPoint upon maturity of each securitization agreement. Final assessment of the impact is pending a further determination of the timing, structure and dollar amount of the fundings to be completed. As GreenPoint has already recognized the projected cash flows associated with the discontinued manufactured housing business, the funding of the letters of credit is not expected to have a material impact on the Company's financial position.

Report of Independent Auditors

To the Board of Directors and Stockholders of
GreenPoint Financial Corp. and Subsidiaries

        In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of GreenPoint Financial Corp. and its subsidiaries ("the Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed the manner in which it accounts for goodwill and other intangible assets.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 21, 2004 except for Note 23 for which the date is February 16, 2004

QuickLinks

  Exhibit 99.1
Consolidated Financial Statements For the Years Ended December 31, 2003, 2002 and 2001
GreenPoint Financial Corp. and Subsidiaries Consolidated Statements of Financial Condition
GreenPoint Financial Corp. and Subsidiaries Consolidated Statements of Operations
GreenPoint Financial Corp. and Subsidiaries Consolidated Statements of Comprehensive Income
GreenPoint Financial Corp. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity
GreenPoint Financial Corp. and Subsidiaries Consolidated Statements of Cash Flows
GreenPoint Financial Corp. and Subsidiaries Notes to the Consolidated Financial Statements
Report of Independent Auditors